Filed Pursuant to 424(b)(5)
Registration Statement No. 333-162106

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 7, 2009)

2,220,000 Shares

Common Stock

This is an offering of 2,220,000 shares of common stock ($0.05 par value) of Transcend Services, Inc. We are offering 1,500,000 shares in this offering, and the selling stockholders named in this prospectus supplement are offering 720,000 shares. We will not receive any proceeds from sales made by the selling stockholders.

Our common stock is listed on the NASDAQ Global Stock Market under the symbol “TRCR”. The last reported sale price of our common stock on the NASDAQ Global Stock Market on December 16, 2009, was $17.22 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$16.7500	$37,185,000
Underwriting Discounts	$0.9631	$2,138,082
Proceeds to the Selling Stockholders (before expenses)	$15.7869	$11,366,568
Proceeds to Us (before expenses)	$15.7869	$23,680,350

We and the selling stockholders have granted the underwriters a 30-day option to purchase up to 333,000 additional shares of our common stock at the public offering price less underwriting discounts.

The underwriters expect to deliver the shares against payment in New York, New York, on December 22, 2009.

Sole Book-Running Manager	Co-Lead Manager

LAZARD CAPITAL MARKETS	WILLIAM BLAIR & COMPANY

December 17, 2009

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which describes the terms of the offering of the shares of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information in this prospectus supplement.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any accompanying prospectus is delivered or securities are sold on a later date.

References in this prospectus supplement to “Transcend Services,” the “Company,” “we,” “us” and “our” refer to Transcend Services, Inc., and such references with respect to dates or time periods after August 31, 2009, also include our wholly owned subsidiary Medical Dictation Services, Inc. References in this prospectus to “Transcend” refer solely to Transcend Services, Inc. with respect to all dates and time periods.

Unless otherwise indicated, the information included in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares from us and the selling stockholders.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus or incorporated by reference herein may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are based upon current assumptions, expectations and beliefs concerning future developments and their potential effect on our business. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those referred to in “Risk Factors.” These forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “anticipates,” and similar expressions are used to identify these forward looking statements, but their absence does not mean that a statement is not forward looking. Forward-looking statements in this prospectus or incorporated by reference herein may include, but are not limited to, any statements regarding:

•	demand for medical transcription services;

•	the effects of government regulation and managed care;

•	outsourcing trends;

•	our ability to complete and integrate acquisitions and manage future growth;

S-ii

•	our ability to generate new customer accounts;

•	our ability to generate new business by working with technology partners;

•	our ability to maintain technological leadership;

•	the adequacy of our capital and our ability to obtain needed capital; and

•	the ability to obtain and maintain required technology such as third-party software.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus supplement and the accompanying prospectus as well as any other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

The Company

Our Business

We are the third largest medical transcription company in the United States based on revenues. We serve approximately 250 customers nationwide. We estimate that our primary target market is approximately $2.5 billion, comprised primarily of approximately 5,000 community-based hospitals (hospitals accessible by the general public) in the United States. Our mission is to provide accurate and timely documentation of the patient/medical provider encounter at a competitive price. Customer service is crucial to our success, and we have consistently ranked among the top medical transcription service organizations in the industry. Our approximately 2,000 home-based domestic medical language specialists (transcriptionists), supplemented by our offshore partners, provide high quality medical documents and fast turnaround times, resulting in high customer retention rates, which have averaged more than 96% (measured by revenues) over the last three years. We develop and utilize an array of technology solutions to support the transcription process, including robust voice capture systems, state-of-the-art speech recognition technology, our proprietary BeyondTXT transcription platform and various customer-specific systems. We believe we are well-positioned to benefit from the increasing adoption and use of electronic medical records, or EMRs, because the data and narrative content we create comprise key portions of EMRs.

Hospitals have the flexibility of choosing between our two primary service delivery options. Customers with in-house transcription platforms can partner with us to provide medical transcription services directly on their platform. Customers deciding to outsource this function can outsource the entire transcription process to us, in which case we provide our services through our BeyondTXT transcription platform.

Our revenue is recurring in nature, which we believe results from our customers’ ongoing, mission-critical need to document each doctor-patient encounter and our consistently high service levels, which also result in high customer retention rates. Since we are paid directly by hospitals and other providers, we have no insurance-related reimbursement risk.

Industry Overview

We believe spending on healthcare in the United States was approximately $2.2 trillion in 2007, or 16% of the U.S. Gross Domestic Product, or GDP. Healthcare spending is projected to grow at a rate of approximately 6% per annum, and to reach approximately $4.4 trillion, or 20% of GDP, by 2018. Healthcare providers are under increasing pressure to trim costs while continuing to provide quality care, and as a result have increasingly outsourced non-core healthcare functions to improve efficiency, drive down costs and maintain quality patient care.

There is a substantial market for medical transcription services. We believe the total annual market potential for medical transcription is estimated to be approximately $12.0 billion, of which approximately $5.0 billion is outsourced. These estimates include not only hospitals, but also physicians’ offices and clinics. We estimate that our primary target market is approximately $2.5 billion, comprised primarily of approximately 5,000 community-based hospitals (hospitals accessible by the general public) in the United States with a total of approximately 800,000 beds, and which spend over $625 billion per year providing healthcare services. We estimate the average annual market value of transcription services per hospital to be $500,000. We estimate that the outsourced portion of this market is approximately 50%, although we not aware of any independent data on the percentage of the hospital market that is outsourced. The market is competitive and highly fragmented, with several thousand transcription services companies nationwide—most of them very small.

The market for transcription services is growing. Demand for medical transcription services grows as the demand for healthcare services increases. Macro-economic trends such as the aging of the baby boomer generation are projected to significantly increase the demand for healthcare services in general, which we believe will lead to a corresponding increase in the demand for medical transcription services. According to the U.S. Census Bureau, the U.S. population over the age of 65 will grow from approximately 40 million today to 70 million in 2030.

Demand for medical transcription services continues to grow as healthcare providers seek to reduce transcription costs. Medical transcription outsourcing is an easy and obvious cost containment strategy. Medical transcription is performed either in-house by hospital personnel or outsourced to local, regional, national or offshore vendors.

Our industry is subject to government regulation. The Health Insurance Portability and Accountability Act, or HIPAA, requires hospitals to maintain adequate security around and privacy of protected health information. The 2009 Health Information Technology for Economic and Clinical Health Act, or HITECH, applies certain HIPAA provisions directly to business associates, such as medical transcription companies, that provide services to entities covered under HIPAA. We believe that the requirements of HITECH will make it more difficult for smaller transcription companies to compete with us due to the increasing challenges of ensuring compliance with HITECH and HIPAA. That gives us a strategic advantage because we have greater resources and will be able to spread our costs of compliance over a larger number of customers.

We believe we are well positioned to benefit from the increasing adoption and use of EMRs because the data and narrative content we create comprise key portions of EMRs. We believe that our transcription volume could increase if more paper records are dictated so that they can become part of EMRs. For example, physician progress notes are high volume, data rich documents that are typically handwritten today, but may be dictated in the future so they can become part of EMRs. Moreover, we believe that our documents are structured in such a way that we can provide enhanced data services and populate data fields within EMR solutions directly from the dictated report. This would allow EMRs to contain robust narrative content and reduce the need for physicians to enter data themselves, encouraging the adoption of EMRs.

Competitive Strengths

We believe the following strengths provide us a competitive advantage.

•

Superior Customer Service.    Our competitive strength lies in our ability to reliably deliver excellent service to our customers. We are consistently ranked by hospitals among the top medical transcription service organizations in the United States. Our turnaround times generally are faster than contractual requirements, and our quality meets or exceeds industry standards.

•

Robust Technology with Integrated Speech Recognition Solutions.    We offer flexible solutions, including the ability to work either on our customers’ transcription platforms or on our BeyondTXT platform. Our integrated speech recognition solution requires no physician training or change in physician work habits, improves the efficiency of the transcription process, lowers direct costs and allows us to price our services competitively. We continue to develop new solutions to meet the needs of our customers. Very few transcription companies have the financial and human resources necessary to develop, implement and maintain these technologies.

•

Predictable Recurring Revenue and High Customer Retention Rates.    Our customers depend on accurate, timely reports 24 hours a day, seven days a week. Our ability to consistently exceed service expectations has resulted in high customer retention rates that averaged greater than 96% (measured by revenues) over the last three years. These high levels of customer satisfaction help to generate our predictable recurring revenue streams. We believe our customer retention rates are superior to most of our competitors. Our business does not have direct insurance-related reimbursement risk.

•

Unique Customer-centric Operating Model.    Our operating model is organized around the customer. We have implemented a decentralized structure which is designed to empower regional managers to drive customer service quality. Our regional managers average 20 years of experience and are responsible for the relationships with a groups of customers and manage the teams dedicated to each specific group, providing customers with a single contact who is directly responsible for service delivery. We provide regional operations managers with our support, technology and back-office teams. This model gives customers a highly personal “small company” experience while leveraging the resources of a large transcription company.

•

Demonstrated Ability to Grow Revenue, Increase Market Share, and Improve Profitability.    Our revenue has grown rapidly over the last five years. We have been able to grow revenue and increase market share through a combination of new customer sales and acquisitions, aided by our strong reputation in the industry and high customer retention rates. Our general trend of profitability improvement has resulted primarily from our commitment to operational efficiency and specific technology and resource utilization such as the deployment of speech recognition technology and increased utilization of offshore resources.

•

Proven Senior Management Team and Dynamic Culture.    Our four executive officers have an average of 24 years of experience in the healthcare industry. Our culture is built around five core values: integrity, sense of urgency, excellence, accountability and passion for our customers and employees.

•

Significant Acquisition Expertise.    Our executive management team has successfully completed and integrated dozens of acquisitions over their respective careers, including our three acquisitions in 2009. Our standardized integration process comprises two phases, starting with organizational and back-office integration and proceeding to the conversion of as much volume as possible to our BeyondTXT platform in order to leverage our speech recognition technology and improve overall profitability.

Our Strategy

Our sole business is providing medical transcription services to the healthcare industry. We plan to drive revenue and profit growth by successfully executing six key strategies.

•

Continue to Provide Unparalleled Service to our Customers.    We plan to maintain our long-standing commitment to consistently provide excellent service to our customers, which we believe results in superior customer satisfaction and retention rates. Our experience has demonstrated that customers who receive high quality documents on time at a competitive price are likely to remain our customers year after year and can provide sales leads and referrals that help drive new business.

•

Further Develop Innovative Technology Solutions to Improve Productivity and Meet Customer Needs.    We strive to improve productivity and profitability by continually improving our BeyondTXT platform and increasing our use of speech recognition technology. In addition, we expect to deploy new solutions, such as real-time front-end speech recognition to provide hospitals with additional documentation options. We plan to take advantage of the structured data within our documents to provide new clinical information services to our customers and are exploring the population of EMRs directly from our transcribed data, which could reduce the need for physician input and improve EMR adoption rates.

•

Increase Market Share.    We strive to increase our market share by leveraging our strong reputation in the market and gradually expanding our sales force. We expect to continue to win business from our competitors and will also focus on winning new business from hospitals who decide to outsource for the first time. Our past focus on individual hospital sales will change to increasingly include efforts to win business with entire integrated delivery networks and hospital systems and through group purchasing organization relationships.

•

Increase Utilization of Offshore Resources.    We plan to increase the volume of our work processed offshore to improve turnaround times (especially at night) and lower labor costs. We currently process approximately 19% of our work offshore. We expect to increase the percentage to 30% in the next three years.

•

Successfully Complete and Integrate Acquisitions.    The transcription market is highly fragmented, and we believe that there will be significant opportunities to grow our business through strategic acquisitions. We are selective acquirers, completing acquisitions to enhance our organic growth, but not at the expense of losing our focus on providing the best service in the industry to our existing customers. We have integrated our past acquisitions thoroughly, retaining customer relationships, implementing our customer-centric operating model and converting customers to BeyondTXT whenever possible to improve productivity and profitability. We are similarly integrating our 2009 acquisitions.

•

Attract and Retain Professional Staff.    Our domestic transcription personnel provide us a competitive advantage. We believe our medical language specialists, operations managers, project managers, information technology and other professionals are among the industry’s best. We seek to be the employer of choice in our industry by offering competitive pay and benefits and the opportunity to advance in our organization as we grow.

Corporate Information

Transcend Services, Inc. is a Delaware corporation. Our principal executive offices are located at One Glenlake Parkway, Suite 1325, Atlanta, Georgia 30328. Our telephone number is (678) 808-0600. Our website address is www.transcendservices.com. Information contained on our website is not part of this prospectus.

The Offering

Common stock offered by us	1,500,000 shares

Common stock offered by the selling stockholders	720,000 shares

The underwriters’ option to purchase additional shares	The underwriters have a 30-day option to purchase up to an additional 225,000 shares from us and an additional 108,000 shares from the selling stockholders, in each case at the initial price to public less the underwriting discount.

Common stock outstanding as of the date of this prospectus supplement, after giving effect to this offering and assuming no exercise of the underwriters’ option to purchase additional shares	10,252,182 shares

Common stock outstanding as of the date of this prospectus supplement, after giving effect to this offering and assuming full exercise of the underwriters’ option to purchase additional shares	10,477,182 shares

Use of proceeds	We plan to use the proceeds of the shares we sell to:

•	repay the remaining $5.0 million of indebtedness incurred to acquire Medical Dictation Services, Inc., which we refer to as MDSI;

•	fund new acquisitions; and

•	fund working capital and other general corporate initiatives, including the development of our next generation transcription platform.

We will not receive any proceeds from sales of shares by the selling stockholders.

Risk factors	See “Risk Factors” in this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in our common stock.

NASDAQ Global Market symbol.	TRCR

Shares of common stock outstanding and other information based thereon in this prospectus supplement do not reflect:

•	225,000 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares from us;

•	865,517 shares of common stock underlying 528,178 vested and 337,339 unvested options granted under our stock incentive plans; and

•	273,924 additional shares of common stock reserved for issuance under our stock incentive plans.

Summary Historical and Pro Forma Consolidated Financial Data

The following table sets forth our summary consolidated financial data for the nine months ended September 30, 2009 and September 30, 2008, and the fiscal years ended December 31, 2008 and 2007.

The summary balance sheet data as of December 31, 2008 and 2007, and the summary statement of operations data for the years ended December 31, 2008 and 2007 are derived from our consolidated financial statements, which have been audited by Grant Thornton LLP (2008) and Habif, Arogeti & Wynne, LLP (2007), our independent registered public accounting firms for the years indicated, and are incorporated by reference into this prospectus supplement. The balance sheet data as of September 30, 2009 and 2008, and the income statement data for the nine months ended September 30, 2009 and 2008 were derived from our unaudited consolidated financial statements for these periods and include all adjustments consisting of normal recurring adjustments that management considers necessary for a fair presentation of the financial position and results of operations for these periods. The results for any interim period are not necessarily indicative of the results that may be expected for the full year.

The following table also presents summary unaudited pro forma consolidated financial data as of and for the year ended December 31, 2008 and for the nine months ended September 30, 2009 that give pro forma effect to our August 31, 2009 acquisition of MDSI. The unaudited pro forma consolidated statement of operations data for the year ended December 31, 2008 and the nine months ended September 30, 2009 give effect to the MDSI acquisition as if it had occurred at the beginning of the respective periods, and the unaudited pro forma consolidated balance sheet data at December 31, 2008 gives effect to the MDSI acquisition as if it had occurred on December 31, 2008. Such data has been derived from our audited and unaudited consolidated financial statements referred to above and the audited and unaudited financial statements of MDSI which are incorporated by reference into this prospectus supplement.

You should read the following information in conjunction with “Capitalization,” “Selected Historical Consolidated Financial and other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited and unaudited consolidated financial statements and related notes thereto and the audited and unaudited consolidated financial statements of MDSI and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2008, as amended, our Quarterly Report on Form 10-Q for the period ended September 30, 2009, as amended, and our Current Report on Form 8-K/A filed December 3, 2009, all of which are included in or incorporated by reference into this prospectus supplement. The summary unaudited pro forma consolidated financial data should be read in conjunction with the data set forth in “Unaudited Pro Forma Consolidated Financial Information” in the Current Report on Form 8-K/A filed on December 4, 2009.

Results of Operations: (in thousands, except per share data)	Pro Forma Nine Months Ended September 30, 2009(1)	Pro Forma Year Ended December 31, 2008(1)	Nine Months Ended September 30,		Year Ended December 31,
			2009(2)	2008	2008	2007(3)(4)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$59,929	$62,428	$50,387	$35,863	$48,696	$42,454
Operating income	$7,022	$8,960	$8,347	$6,664	$8,947	$6,487
Net income	$4,150	$5,479	$5,169	$4,279	$5,768	$9,660
Basic earnings per share	$0.48	$0.64	$0.61	$0.51	$0.68	$1.17
Weighted average shares outstanding	8,633	8,568	8,513	8,448	8,448	8,262
Diluted earnings per share	$0.46	$0.61	$0.58	$0.49	$0.65	$1.10
Diluted weighted average shares outstanding	9,022	8,934	8,902	8,822	8,814	8,752

Financial Position: (in thousands)		Pro Forma at December 31, 2008(1)	At September 30,		At December 31,
			2009(2)	2008	2008	2007(3)(4)
Total assets		$40,856	$48,726	$24,087	$26,095	$20,749
Total long term debt		$5,338	$5,600	$710	$238	$839
Total stockholders’ equity		$23,775	$30,838	$20,233	$21,850	$15,634

(1)	The unaudited pro forma consolidated statement of operations data for the year ended December 31, 2008 and the nine months ended September 30, 2009 give effect to the MDSI acquisition as if it had occurred at the beginning of the respective periods, and the unaudited pro forma consolidated balance sheet data at December 31, 2008 gives effect to the MDSI acquisition as if it had occurred on December 31, 2008.
(2)	We completed three acquisitions during the first nine months of 2009. On January 1, 2009, we purchased the assets and certain liabilities of DeVenture, on April 1, 2009, we purchased the domestic medical transcription business of TRS) and on August 31, 2009, we purchased all of the stock of MDSI.
(3)	We completed one acquisition in 2007, the purchase of certain assets of OTP Technology on January 16, 2007.
(4)	During 2007, we performed a detailed review of our income tax position, specifically the valuation allowance that had been established against deferred tax assets. As a result of the review, we determined that it was more likely than not that we would be able to utilize all of our net operating loss carryforwards and that a valuation allowance was no longer necessary. The reduction in the valuation allowance over the course of 2007 resulted in an income tax benefit of $6.5 million, or $0.74 per share. Diluted earnings per share would have been $0.36 excluding the reversal of the valuation allowance.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should carefully consider the following risk factors, together with all of the other information included in and incorporated by reference into this prospectus supplement and the accompanying prospectus, before you decide whether to purchase our common stock. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not currently known to us also may impair our financial condition and business operations. If any of the following risks actually occur, our financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in those forward-looking statements. See “Forward-Looking Statements.”

Risks Related to the Business

Our results of operations may fluctuate significantly from period to period, which may cause our stock price to decline.

Our results of operations have fluctuated in the past and will continue to fluctuate in the future. Given this fluctuation, we believe that quarter to quarter comparisons of results of operations are not necessarily an accurate indicator of future performance. As a result, results of operations may not meet the expectations of securities analysts or investors in the future. If this occurs, the price of our common stock would likely decline. Factors that contribute to fluctuations in our results of operations could include the following:

•	slowing sales to new and existing customers;

•	loss of customers;

•	volume, timing and fulfillment of customer contracts;

•	unanticipated expenses;

•	acquisitions of businesses, including transaction costs, which are expensed in the period incurred;

•	introduction of new products or services by us or our competitors;

•	seasonality in revenues;

•	downward pricing pressure in response to competition or market conditions;

•	impairment charges against goodwill and other intangible assets;

•	changes to estimated contingent consideration related to acquisitions;

•	write-offs of accounts receivable that are not collectible;

•	increased expenditures incurred pursuing acquisitions of businesses and new product or market opportunities;

•	general economic trends as they affect revenues;

•	higher than anticipated unit costs related to fixed unit price contracts with customers;

•	disruptions in, or increases in costs related to, the services provided by offshore partners; and

•	failure of the telecommunications and technology infrastructure and systems related to receiving, processing and distributing work.

Due to the foregoing factors, among others, our revenue and results of operations may differ from forecasts. Our expense levels are based in significant part on expectations of future revenue, and we may not be able to reduce expenses quickly to respond to a shortfall in projected revenue. Therefore, a failure to meet revenue expectations could have a material adverse effect on our results of operations, financial condition and cash flows.

We have grown, and may continue to grow, through acquisitions, which could dilute existing stockholders and could involve substantial integration risks.

As part of our business strategy, we have in the past acquired, and expect to continue to acquire, other businesses and technologies. We may issue equity securities for future acquisitions, which would dilute existing stockholders, perhaps significantly depending on the terms of the acquisition. We may also incur additional debt in connection with future acquisitions, which may place additional restrictions on the ability to operate the business. Furthermore, prior acquisitions required substantial integration and management efforts. Acquisitions involve a number of risks, including:

•	difficulty in integrating the operations and personnel of the acquired businesses, including different and complex accounting and financial reporting systems;

•	potential disruption of ongoing business and distraction of management;

•	potential difficulty in successfully implementing, upgrading and deploying in a timely and effective manner new operational information systems and upgrades of finance and accounting systems;

•	difficulty in incorporating acquired technology and rights into products and technology;

•	unanticipated expenses and delays in completing acquired development projects and technology integration;

•	management of geographically remote offices and operations;

•	impairment of relationships with partners and customers;

•	customers delaying purchases or seeking concessions pending resolution of integration between existing and newly acquired services or technology platforms;

•	entering markets or types of businesses in which management has limited experience; and

•	potential loss of customers or key employees of the acquired company.

As a result of these and other risks, we may not realize anticipated benefits from acquisitions. Any failure to achieve these benefits or failure to successfully integrate acquired businesses and technologies could materially and adversely affect our business and results of operations.

Our ability to sustain and grow profitable operations is dependent upon the ability to retain customers.

Over the past three years, we have maintained high customer retention levels. Customer retention is largely dependent on providing quality service at competitive prices. Customer retention may also be impacted by events outside of our control, such as changes in customer ownership, management, financial condition and competitors’ sales efforts. If we experience a lower than expected rate of customer retention, the resulting loss of business could adversely affect results of operations and financial condition.

Our business is dependent on continuing demand for medical transcription services.

There are alternatives to traditional medical transcription. Some EMR products contain “point-and-click” templates which attempt to reduce the need for transcription. These solutions are most frequently deployed in ambulatory settings (clinics and physician offices) as opposed to acute care settings (hospitals). Although the inherent complexity of documentation in the acute care setting would appear to mitigate the adoption of template-based solutions, there is no guarantee that in the future these products will not be widely adopted in the acute care environment. A second alternative to traditional transcription is to have physicians document patient encounters and procedures themselves by presenting them with a speech-recognized draft of their dictation and allowing them to self-edit their documents. This approach has been adopted with limited success in radiology departments. Radiologists do not see patients, work at a computer most of the day and have short, repetitive reports, making their work more conducive to self-editing. Nevertheless, we cannot assure you that in the future self-editing will not become feasible in the acute care setting outside of radiology departments. There also is a risk that we could lose some radiology revenue over time. If these transcription replacement technologies become feasible in the acute care setting and if we are unable to provide solutions based upon such technologies, the ability to sustain and grow profitable operations could be impaired.

We have a past history of operating losses and an investment in our common stock is speculative and involves a high degree of risk.

Although we reported annual net income beginning in 2006 and for the nine months ended September 30, 2009, we have incurred operating losses in the past and had a retained deficit at September 30, 2009. There is no guarantee that we will continue to maintain profitability. If we are unable to maintain profitability, the market price for our common stock may decline, perhaps substantially. Accordingly, an investment in our common stock is speculative in nature and involves a high degree of risk.

We operate in an environment with competitive pricing pressure and can make no assurance that we will be able to compete successfully against current or future competitors on the basis of price.

Some competitors have lower cost structures than we do, particularly if they are small firms or operate primarily offshore. Other competitors may be willing to accept less profitable business in order to grow revenue. Competitors often offer lower prices than we do. We attempt to position ourselves in the industry as a high quality provider at a mid-level price point. Accordingly, we may lose business on the basis of price or be forced to lower prices to win new business. There can be no assurance that we will be able to compete effectively, if at all, against competitors on the basis of price. Competitive pricing pressure could result in loss of market share and lower margins.

Our ability to sustain and grow profitable operations is dependent upon the ability to sell transcription services to new customers.

The medical transcription market is highly competitive. If we are not able to sell services to new customers successfully, operations may not be profitable. Failure to grow revenue could adversely impact results of operations and financial condition.

Our ability to sustain and grow profitable operations is dependent upon our continuing ability to obtain financing on reasonable terms and our compliance with applicable covenants.

On August 31, 2009, we acquired MDSI. In connection with the acquisition, Transcend and MDSI entered into a credit facility with Regions Bank. Transcend and MDSI are both “borrowers” under the credit facility loan and security agreement. The credit facility requires that we abide by certain financial and other covenants. If we are unable to abide by the covenants, we may be in default under the credit facility, may not be able to make acquisitions that could be helpful to the business, and may not have enough resources to repay debt which could be incurred. In addition, the credit facility restricts the ability to complete large acquisitions without Regions’ consent. We may not be able to obtain Regions’ consent to a transaction in a timely manner, or at all, which could impede our ability to consummate an acquisition that our board of directors deems to be in our best interest. The term loan under the credit facility is due and payable on August 31, 2013, and the revolving loan, which provides for up to $5.0 million of loans to fund working capital, general corporate purposes and specified acquisitions, expires on August 31, 2010. Failure to secure acquisition financing would prevent us from executing our acquisition strategy and therefore limit our ability to grow.

Due to the critical nature of medical transcription to our customers’ operations, potential customers may be reluctant to outsource or change service providers as a result of the cost and potential for disruption in services, which may inhibit our ability to attract new customers.

The up-front costs involved in changing medical transcription service providers or converting from an in-house medical transcription department to an outsourced provider may be significant. Potential customers may prefer to remain with their current service provider or keep their medical transcription in-house rather than incur these costs or risk a disruption in services as a result of changing service providers. Also, as the maintenance of accurate medical records is a critical element of a healthcare provider’s ability to deliver quality care to its patients and to receive proper and timely reimbursement for the services it renders, potential customers may be reluctant to outsource such an important function.

Purchase accounting treatment of acquisitions or impairment of acquired intangible assets could decrease net income in the future, which could have a material and adverse effect on the market value of our common stock.

We account for acquisitions using the purchase method of accounting. Under purchase accounting, the market value of our common stock or other form of consideration issued in connection with the acquisition as the cost of acquiring the company or business is recorded. That cost then is allocated to the individual assets acquired and liabilities assumed, including various identifiable intangible assets, such as acquired technology, acquired trade names and acquired customer relationships, based on their respective fair values. Beginning in 2008, we expensed and we intend in the future to expense direct transaction costs as incurred. Intangible assets generally will be amortized over a five to ten-year period, which might make future acquisitions dilutive to earnings. Changes in the estimated fair value of contingent consideration could have a material impact on results of operations in the period the change is recognized. Goodwill and certain intangible assets with indefinite lives are not subject to amortization but are subject to at least an annual impairment analysis, which may result in an impairment charge if the carrying value exceeds its implied fair value. Factors which could trigger an impairment of such assets include the following:

•	significant underperformance relative to historical or projected future results of operations;

•	significant changes in the manner of or use of the acquired assets or the strategy for the overall business;

•	significant negative industry or economic trends;

•	significant decline in Transcend common stock price for a sustained period; and

•	a decline in our market capitalization below net book value.

Future adverse changes in these or other unforeseeable factors could result in an impairment charge that would impact the results of operations and financial position in the reporting period identified.

We may not be able to recruit and hire a sufficient number of new or replacement medical language specialists to sustain or grow the current level of revenue.

We cannot provide transcription services to customers within contracted delivery standards unless we have access to an adequate supply of qualified medical language specialists. Medical language specialists are in short supply. There can be no assurance that we will be able to hire and retain a sufficient number of medical language specialists to meet demand. Failure to do so could have a material adverse effect on the ability to undertake additional business or to complete projects in a timely manner, which could adversely affect results of operations and financial condition.

The inability to attract, hire or retain the necessary technical and managerial personnel could hinder our ability to maintain technology platforms and limit our ability to provide services to customers.

We are heavily dependent upon our ability to attract, retain and motivate skilled technical and managerial personnel, especially highly skilled technical, implementation and production management personnel who assist in the development, implementation and production management of the medical transcription services we provide. The market for such individuals is competitive. The medical transcription industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. We cannot assure you that we will be able to retain current personnel, or will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract, hire or retain the necessary technical and managerial personnel could hinder our ability to maintain technology platforms and limit our ability to provide services to customers.

The loss of key personnel could affect business continuity and result in a loss of significant customer relationships and institutional knowledge.

Our success depends in part on the performance of executive officers and key employees. Executive officers do not have employment agreements, nor do we maintain key person life insurance on the lives of any executive officers or key employees. The loss of the services of any executive officer or other key employee could affect business continuity and result in a loss of significant customer relationships and institutional knowledge.

Failure to adapt to rapid technological changes could result in a loss of market share.

Our ability to remain competitive in the medical transcription industry is based on our ability to utilize technology in the services provided to customers. Accordingly, we have a substantial ongoing commitment to research and development. In this regard, we are currently investing in the integration of voice recognition and natural language processing technologies to yield faster turnaround times, better workflow management and increased productivity, all of which are essential to remain competitive. If we are unable to identify and implement technological changes in a timely and cost-effective manner, a portion of our market share could be lost, which would adversely affect results of operations. If we must write off the cost of research and development expenses, our operating results for the period could be adversely affected. Additionally, competitors may independently develop technologies that are substantially the same as, or superior to, ours and that do not infringe our rights. In these cases, we would be unable to prevent competitors from utilizing, selling or licensing these similar or superior technologies.

Our reliance on key third-party software could affect our ability to operate competitively.

We have invested heavily in fully integrating speech recognition technology into the BeyondTXT platform. We license the speech recognition engine, natural language processor and various editing tools from MultiModal Technologies, Inc., a leader in the industry, under a September 2006 agreement that renews annually at our sole option through September 2010, with the last such option period ending August 31, 2011, and thereafter if mutually agreed by both parties. The inability to maintain the relationship with Multimodal or find a suitable replacement for the technology at favorable prices or at all would adversely affect our ability to operate competitively and meet the workload demands of our customer base.

Our operations depend on access to reliable voice and data networks and dictation capture systems. Any failure of these networks or systems, even for a short time, could harm our business.

The majority of our customers depend on the availability of our BeyondTXT platform, data networks and dictation capture systems to process voice and data files 24 hours per day, seven days per week. If voice and data networks or dictation capture systems are unavailable, the ability to transcribe documents for customers is severely limited. We are heavily dependent on third parties such as telecommunications providers and dictation system vendors. Although there is redundancy across these providers and systems, any failure of these networks or systems, even for a short time, could delay our ability to provide transcription services to our customers. Because the timely delivery of transcription services is vital to customers, any such delay could harm our business.

Failure of our disaster recovery site could adversely affect our ability to provide continuing data processing services.

We expect to be able to use our disaster recovery site to rapidly transfer the processing of data from our main site to the disaster recovery site. We cannot assure you that the disaster recovery site will be effective in the event of a disaster. If our main computer center becomes unavailable and our disaster recovery site fails, we would be forced to either contract for the services of another network provider at costs significantly in excess of current expenses or reconstruct our data processing center, which could take a significant amount of time. The failure of our disaster recovery site could adversely affect our ability to provide continuing operations and meet contractual obligations.

We operate in a competitive market, and we cannot assure you that we will be able to compete successfully against current or future competitors.

The medical transcription services market is competitive and highly fragmented, with several thousand local, regional and national companies competing in the United States alone. In addition, the medical transcription industry in the United States faces competition from overseas competitors. While we attempt to compete on the basis of fast, predictable turnaround times and consistently high accuracy and document quality, we cannot assure you that we will be able to compete effectively, if at all, against competitors. These competitive forces could result in loss of market share, lower margins and increased technology investments.

The use of offshore medical dictation subcontracting firms exposes us to operational and financial risks not inherent in the United States.

As of September 30, 2009, approximately 19% of our transcription volume was subcontracted to offshore providers in India. As we increase reliance on these Indian offshore providers, we become increasingly exposed to operational and financial risks not inherent in our United States operations. These risks include political, economic and social instability, unexpected changes in the regulatory environment, currency fluctuations (although our contracts are denominated in U.S. dollars) and the possibility that offshore providers will be acquired by a competitor and discontinue their relationship with us.

Our medical transcription services may be subject to legal claims for failure to comply with laws governing the confidentiality of medical records.

Healthcare professionals who use our medical transcription services deliver private health information or PHI, about their patients including information that constitutes a record under applicable law that we may store. Numerous federal and state laws and regulations, the common law and contractual obligations govern collection, dissemination, use and confidentiality of patient-identifiable health information, including:

•	state and federal privacy and confidentiality laws;

•	contracts with customers and partners;

•	state laws regulating healthcare professionals;

•	Medicare and Medicaid laws; and

•	HIPAA/HITECH.

HIPAA establishes elements including, but not limited to, federal privacy and security standards for the use and protection of PHI. We have partners and customers who are covered entities under HIPAA, and HIPAA requires us to use and disclose PHI in a manner consistent with our arrangements with them. Other provisions of HIPAA will apply to us directly beginning February 17, 2010. Currently, only covered entities are directly subject to potential civil and criminal liability under the HIPAA Privacy and Security Standards. However, HITECH, which was enacted into law on February 17, 2009, enhances and strengthens the HIPAA Privacy and Security Standards and makes certain provisions applicable to “business associates” of covered entities. Beginning on February 17, 2010, some provisions of HIPAA will apply directly to us, and we will be directly subject to criminal and civil penalties. In addition, HITECH creates new security breach notification requirements. The direct applicability of the new HIPAA Privacy and Security provisions will require us to incur additional costs and may restrict our business operations. In addition, these new provisions may engender additional regulations and guidance issued by the United States Department of Health and Human Services and will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our customers.

Although we have systems and policies in place for safeguarding PHI from unauthorized disclosure, these systems and policies may not preclude claims against us for alleged violations of applicable requirements. We cannot assure you that we will not be subject to liability claims. Any liability claims could have a material adverse effect on our business, results of operations and financial condition.

States and foreign jurisdictions in which we or our customers operate have adopted, or may adopt, privacy standards that are similar to or more stringent than the federal HIPAA Privacy and Security Standards. This may lead to different restrictions for handling PHI. As a result, our customers may demand, and we may be required to provide, services and information technology solutions that are adaptable to reflect different and changing regulatory requirements which could increase our labor and development costs. In the future, federal, state or foreign governmental or regulatory authorities or industry bodies may impose new data security standards or additional restrictions on the collection, use, transmission and other disclosures of health information. New regulatory requirements may require substantial operational and systems changes, employee education and resources, there is no guarantee that we will be able to implement these changes adequately or prior to their compliance date, and we cannot predict the potential impact that these future rules may have on our business. Furthermore, the demand for our services may decrease significantly if we are not able to develop and offer services and technology that can address the regulatory challenges and compliance obligations facing us and our customers.

Proposed legislation and possible negative publicity may impede our ability to utilize offshore service capabilities.

Certain state laws that have recently been enacted and bills introduced in recent sessions of the U.S. Congress have sought to restrict the transmission of personally identifiable information regarding a U.S. resident to any foreign affiliate, subcontractor or unaffiliated third party without adequate privacy protections or without providing notice of the transmission and an opportunity to opt out. Some of the proposals would require patient consent. If enacted, these proposed laws would impose liability on healthcare businesses arising from the improper sharing or other misuse of personally identifiable information. Some proposals would create a private civil cause of action that would allow an injured party to recover damages sustained as a result of a violation of the new law. A number of states have also considered, or are in the process of considering, prohibitions or limitations on the disclosure of medical or other information to individuals or entities located outside of the United States. Any such restrictions could have a material adverse effect on our ability to provide offshore transcription services.

If we fail to maintain adequate internal controls over financial reporting, current stockholders and potential investors could lose confidence in our financial reporting, which would harm our business prospects and the trading price of our common stock.

Section 404 of the Sarbanes-Oxley Act of 2002 requires management to evaluate the effectiveness of internal controls over financial reporting as of each year-end. Management has concluded that as of December 31, 2008, internal controls over financial reporting were effective. As of December 31, 2007, however, management concluded that, as a result of a material weakness related to accounting for income taxes, we did not maintain effective internal controls over financial reporting and did not provide reasonable assurance regarding the reliability of financial reporting or the preparation of financial statements in accordance with GAAP. In addition, management may identify additional control deficiencies in the future that, individually or in the aggregate, could constitute one or more additional material weaknesses. Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, stockholder and investor confidence in our business and results of operations could be negatively impacted, which could have a negative impact on the trading prices of our common stock and could lead to litigation claims and regulatory proceedings against us. The defense of any such claims or proceedings may cause the diversion of management’s attention and resources, and may be required to pay damages if any such claims or proceedings are not resolved in our favor. Any litigation or regulatory proceedings, even if resolved in our favor, could result in significant legal and other expenses. Such events could harm the business, negatively affect our ability to raise capital and adversely affect the trading price of our common stock.

Unauthorized use of our proprietary technology and intellectual property could adversely affect our business and results of operations.

Our success and competitive position depend in large part on our ability to obtain and maintain intellectual property rights protecting our services. We rely on a combination of copyrights, trademarks, service marks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our intellectual property and proprietary rights. Unauthorized parties may attempt to copy aspects of our BeyondTXT platform or to obtain, license, sell or otherwise use information that management regards as proprietary. Policing unauthorized use of our intellectual property is difficult, and we may not be able to protect technology from unauthorized use. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. Although the source code for our proprietary software is protected both as a trade secret and as a copyrighted work, litigation may be necessary to enforce intellectual property rights, to protect trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation, regardless of the outcome, can be very expensive and can divert management efforts, which could adversely affect our business and results of operations.

Third parties may claim that we are infringing on their intellectual property, and we could be exposed to significant litigation or licensing expenses or be prevented from selling our products and services if such claims are successful.

We may be subject to claims of infringement or contributing to the infringement of the intellectual property rights of others. We may be unaware of intellectual property rights of others that may cover some of our technologies. If it appears necessary or desirable, we may seek licenses for these intellectual property rights. However, we may not be able to obtain licenses from some or all claimants, the terms of any offered licenses may not be acceptable, and we may not be able to resolve disputes without litigation. Any litigation regarding intellectual property could be costly and time-consuming and could divert the attention of management and key personnel from business operations. In the event of a claim of intellectual property infringement, we may be required to enter into costly royalty or license agreements. Third parties claiming intellectual property infringement may be able to obtain injunctive or other equitable relief that could effectively block the ability to develop technologies and sell services. If we do not prevail in any such disputes, we may be unable to use certain technologies considered to be proprietary, and results of operations, financial position and cash flows could be adversely impacted.

Our technology may have defects, which could result in delayed or lost revenue, expensive correction, liability to customers and claims against us.

Complex software products such as those used by us may contain errors or defects. Defects in the solutions that are developed for our use could require expensive corrections and result in delayed or lost revenue, adverse customer reaction and negative publicity about our services. Customers who are not satisfied with our transcription services due to technological errors or defects may also bring claims against us for damages, which, even if unsuccessful, would likely be time-consuming to defend, and could result in costly litigation and payment of damages. Such claims could harm our reputation, business, financial results and competitive position.

Risks Related to the Economy

Changes to the overall economic environment could negatively impact results of operations or access to capital.

Although healthcare generally is considered to be a recession-resistant industry, negative changes to the overall economic environment can impact us in a number of ways, including the following:

•	reduced demand for healthcare services could result in reduced demand for transcription services;

•	deterioration in the financial condition of customers could result in our having greater write-offs and reduced future revenue;

•	reduced access to capital or deterioration in available terms could result in a decreased ability to fund our growth through acquisitions or increased costs related to funding such growth;

•	deterioration in the financial condition of our partners could result in service or product interruptions which could negatively impact our business; and

•	changes in tax regulations could negatively affect our results of operations.

Risks Related to this Offering

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Upon completion of this offering, we will have 10,252,182 outstanding shares of common stock (10,477,182 shares if the underwriters’ option is exercised in full) assuming no exercise of other outstanding options after December 16, 2009. The shares sold in this offering will be immediately tradable without restriction, except for any shares purchased by our “affiliates” as defined in Rule 144 under the Securities Act. Of the outstanding shares held by our affiliates, 1,467,069 (1,359,069 if the underwriters’ option is exercised in full) will be eligible for sale upon the expiration of lock-up agreements 90 days after the date of this prospectus, subject in some cases to volume and other restrictions of Rule 144 under the Securities Act. These amounts exclude 479,704 options which will then be exercisable. The lock-up period may be extended in certain cases for up to 18 additional days under certain circumstances where we announce or pre-announce earnings or a material event occurs within approximately 17 days prior to, or approximately 16 days after, the termination of the lock-up period.

In addition, we have registered 1,139,441 shares of common stock that may be issued upon the exercise of previously granted stock options or have been reserved for future issuance under our stock incentive plans. Of these shares, 528,178 shares were available to be issued upon the exercise of outstanding vested options as of December 16, 2009.

Our directors and executive officers own a significant amount of our common stock and will be able to exercise significant influence on matters requiring stockholder approval.

Our directors and executive officers collectively beneficially own approximately 28.5% of our common stock as of December 16, 2009. After the offering and assuming the underwriters do not exercise their option to purchase additional shares, our directors and executive officers will collectively beneficially own approximately 17.8% of our common stock. Consequently, directors and executive officers as a group will continue to be able to exert significant influence over the election of directors, the outcome of most corporate actions requiring stockholder approval and our business, which may have the effect of delaying or precluding a third party from acquiring control of us.

The market price for our common stock is extremely volatile, which could cause a loss of a significant portion of your investment.

The market price of our common stock could be subject to significant fluctuations in response to certain factors, such as variations in anticipated or actual results of operations, the results of operations of other companies in the medical transcription industry, changes in conditions affecting the economy generally, general trends in the healthcare industry, sales of common stock by insiders, as well as other factors unrelated to results of operations. Volatility in the market price of our common stock may prevent stockholders from being able to sell shares at or above the price paid for shares. Moreover, companies that have experienced volatility in the market price of their stock often are subject to securities class action litigation. If we were the subject of such litigation, it could result in substantial costs and divert management’s attention and resources.

We have implemented anti-takeover provisions, which could discourage or prevent a takeover, even if an acquisition would be beneficial to stockholders.

Provisions of our certificate of incorporation and bylaws, as well as other organizational documents and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to stockholders. These provisions include:

•	authorized “blank check” preferred stock;

•	limiting the ability of stockholders to call special meetings of stockholders; and

•	establishing advance notice requirements for nominations of directors and for stockholder proposals.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $23,180,350 or approximately $26,732,403 if the underwriters exercise their option to purchase additional shares in full, in each case after deducting underwriting discounts and estimated offering expenses of $500,000. We will not receive any proceeds from sales made by the selling stockholders.

Unless otherwise indicated in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of securities under this prospectus to:

•	repay the remaining $5.0 million of our Regions Bank $7.0 million term loan maturing on August 31, 2013;

•	fund new acquisitions; and

•	fund working capital and other general corporate initiatives, including the development of our next generation transcription workflow and platform.

We used the $7.0 million four-year term loan under our loan and security agreement with Regions Bank to acquire MDSI in August 2009. The interest rate is based on current LIBOR. At September 30, 2009, the interest rate was 3.75%.

Pending the application of the net proceeds for these purposes, the net proceeds may be invested temporarily in interest-bearing securities, certificates of deposit, or guaranteed obligations of the U.S. Government.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2009 on an actual basis and on an as adjusted basis to give effect to:

•	the sale of 1,500,000 shares of common stock by us in this offering (assuming no exercise of underwriters’ option to purchase additional shares); and

•	the application of the estimated net proceeds as described in “Use of Proceeds.”

We will not receive any proceeds from the sale of shares by the selling stockholders.

You should read the following table in conjunction with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2009
	Actual	As Adjusted(3)
	(In thousands)
Cash and cash equivalents	$7,216	$25,369

Current and long-term debt(1)	$9,055	$4,055

Stockholders’ equity:
Total stockholders’ equity	$30,838	$54,018

Total capitalization(2)	$34,681	$52,861

(1)	Debt remaining after the offering consists of $2.1 million in notes payable to sellers related to two acquisitions, as well as $2.0 million borrowed from Regions Bank that has been repaid since September 30, 2009.
(2)	Common stock plus additional paid in capital.
(3)	Net proceeds to us of $23.2 million assuming offering expenses of $500,000. $5.0 million used to repay debt outstanding at September 30, 2009.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NASDAQ Global Market under the symbol “TRCR”. As of December 7, 2009, there were approximately 240 holders of record of our common stock. The table below sets forth, for the periods indicated, the high and low bid prices per share of our common stock as reported on the NASDAQ Global Market for the periods indicated. These quotations also reflect inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

	High	Low
2009
Fourth Quarter through December 16, 2009	$21.11	$15.87
Third Quarter Ended September 30, 2009	$18.53	$13.45
Second Quarter Ended June 30, 2009	$15.98	$9.75
First Quarter Ended March 31, 2009	$10.84	$9.05

2008
Fourth Quarter Ended December 31, 2008	$11.66	$8.16
Third Quarter Ended September 30, 2008	$14.25	$8.35
Second Quarter Ended June 30, 2008	$14.17	$8.73
First Quarter Ended March 31, 2008	$16.54	$8.14

2007
Fourth Quarter Ended December 31, 2007	$20.40	$13.77
Third Quarter Ended September 30, 2007	$25.08	$12.69
Second Quarter Ended June 30, 2007	$21.77	$9.25
First Quarter Ended March 31, 2007	$10.98	$3.28

On December 16, 2009, the closing price of our common stock as reported on the NASDAQ Global Market was $17.22 per share.

DIVIDEND POLICY

Our policy is to retain earnings for the expansion and development of our business. We currently have a retained deficit and do not anticipate paying dividends in the foreseeable future. Furthermore, our loan and security agreement with Regions Bank prohibits us from paying dividends.

SELECTED FINANCIAL DATA

The following tables set forth summary consolidated financial data. You should read the summary financial data presented below in conjunction with our consolidated financial statements and the notes to our consolidated financial statements included in or incorporated by reference into this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement. The summary consolidated financial data presented below as of December 31, 2008 and 2007, and for each of the fiscal years then ended, have been derived from our audited consolidated financial statements. The summary consolidated financial data presented below as of September 30, 2009 and 2008, and for the nine months ended September 30, 2009 and 2008, have been derived from our unaudited consolidated financial statements and include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. Operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009 or for other future periods.

	Nine Months Ended September 30,		Year Ended December 31,
	2009(1)	2008	2008	2007(2)(3)
	(unaudited)	(unaudited)
	(in thousands, except for per share amounts)
Statement of Operations Data:
Revenue	$50,387	$35,863	$48,696	$42,454
Direct costs	32,355	22,788	30,852	28,789

Operating Expenses
Sales and marketing	1,244	798	1,130	449
Research and development	1,115	763	1,065	659
General and administrative	6,405	4,245	5,880	5,277
Depreciation and amortization	921	605	822	793

Total operating expenses	9,685	6,411	8,897	7,178

Interest expense, related party	—	—	6	63
Interest expense (income), net	177	3	(3)	209

Income before income taxes	8,170	6,661	8,944	6,215

Income tax provision (benefit)	3,001	2,382	3,176	(3,445)

Net income	$5,169	$4,279	$5,768	$9,660

Earnings per share:
Basic	$0.61	$0.51	$0.68	$1.17
Diluted	$0.58	$0.49	$0.65	$1.10
Weighted average shares issued and outstanding:
Basic	8,513	8,448	8,448	8,262
Diluted	8,902	8,822	8,814	8,752

	At September 30,		At December 31,
	2009(1)	2008	2008	2007(2)(3)
	(unaudited)	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$7,216	$10,101	$12,282	$4,996
Total assets	$48,726	$24,087	$26,095	$20,749
Long-term debt, including current portion	$7,000	$820	$715	$1,004
Total shareholders’ equity	$30,838	$20,233	$21,850	$15,634

(1)	We completed three acquisitions through the third quarter of 2009. On January 1, 2009, we purchased the assets and certain liabilities of DeVenture, on April 1, 2009, we purchased the domestic medical transcription business of TRS and on August 31, 2009, we purchased all of the stock of MDSI.
(2)	We completed one acquisition in 2007, the purchase of certain assets of OTP Technology on January 16, 2007.
(3)	During 2007, we performed a detailed review of our income tax position, specifically the valuation allowance that had been established against deferred tax assets. As a result of the review, we determined that it was more likely than not that we would be able to utilize all of our net operating loss carryforwards and that a valuation allowance was no longer necessary. The reduction in the valuation allowance over the course of 2007 resulted in an income tax benefit of $6.5 million, or $0.74 per share. Diluted earnings per share would have been $0.36 excluding the reversal of the valuation allowance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with “Selected Consolidated Historical Financial Data” and our consolidated financial statements and the related notes included herein and/or incorporated by reference into this prospectus supplement and the accompanying prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus supplement or in documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Overview

We are the third largest medical transcription company in the United States based on revenues. We serve approximately 250 customers nationwide. We estimate that our primary target market is approximately $2.5 billion, comprised primarily of 5,000 community-based hospitals (hospitals accessible by the general public) in the United States. Our mission is to provide accurate and timely documentation of the patient/medical provider encounter at a competitive price. Customer service is crucial to our success, and we have consistently ranked among the top medical transcription service organizations in the industry. Our approximately 2,000 home-based domestic medical language specialists (transcriptionists), supplemented by our offshore partners, provide high quality medical documents and fast turnaround times, which also result in high customer retention rates, which have averaged more than 96% (measured by revenues) over the last three years. We develop and utilize an array of technology to support the transcription process, including robust voice capture systems, state-of-the-art speech recognition technology, our proprietary Internet-based BeyondTXT transcription workflow platform and various customer systems. We believe we are well-positioned to benefit from the increasing adoption and use of EMRs because the data and narrative content we create comprise key portions of EMRs.

Outlook

The U.S. economy has deteriorated significantly since the fall of 2008, stemming primarily from disruption in the global credit markets. If the economy were to further deteriorate, we could see deterioration in the financial condition of our customers and collection of our accounts receivable. The decrease in availability of consumer credit resulting from the financial crisis, as well as general unfavorable economic conditions, could cause consumers to reduce their discretionary spending, including spending for medical care. Job losses and the resulting losses of healthcare benefits could further reduce demand for healthcare services. We have not experienced any noticeable deterioration in accounts receivable or transcription volume to date. It is also uncertain what effect the credit crisis may have on the security of the U.S. banking system, and specifically the bank where our cash and cash equivalents are deposited. This could impact our access to and cost of capital. In addition, FDIC insurance does not fully insure deposits, and it is estimated that $2.7 million of our cash and cash equivalents were not insured at September 30, 2009. In addition to the impact of the overall economic environment, the following trends and uncertainties could have a material future impact on our financial results:

•

The aging of the “baby boomers” will create increased demand for healthcare services, which should in turn create increased demand for medical transcription services. Over the next 20 years, the U.S. population over the age of 65 is expected to increase from roughly 40 million to 70 million, according to the U.S. Census Bureau.

•

Increased adoption of electronic medical record solutions could result in greater demand for electronic documentation, including transcription of reports that are currently hand-written. Alternatively, electronic medical record solutions could reduce the demand for traditional transcription since physicians could be required to “point and click” to complete a template rather than dictate to document portions of their patient encounters. Management believes that dictation is more efficient and produces a more robust record than using only templates, and we anticipate that in the future, hybrid solutions will become more common. We believe that the pace of change in the healthcare industry has increased, particularly as it relates to adoption of the electronic medical record, and we expect this trend to continue. We are addressing this opportunity and risk by exploring opportunities to make the data in our reports more useful to hospitals and by exploring the opportunity to partner with firms to more deeply integrate our service offering into total documentation solutions for hospitals.

•

Increased use of speech recognition technology and offshore resources in the future could result in higher profitability for us. At the same time, competition within the medical transcription industry, combined with use of offshore resources and speech recognition technology by our competitors, could create downward pricing pressure in the industry. The potential net impact of these two trends is difficult to predict with certainty.

•

Historically, our new customer sales have predominantly come from replacing incumbent medical transcription firms. A significant portion—perhaps the majority—of medical transcription work in hospitals is still performed by hospital employees. Management sees a trend toward outsourcing medical transcription services that could have a positive impact on our financial results if the trend accelerates and Transcend is able to successfully compete for the business.

•

We have not historically had difficulty in staffing to meet demand as we have grown. However, looking at the industry as a whole, we do not expect the domestic labor market for medical transcriptionists to grow fast enough to meet increased demand. Transcend is addressing this challenge by increasing employee productivity through the use of speech recognition technology, utilizing offshore resources and by attempting to develop a reputation as one of the best places to work in the industry. It is possible that in the future a tightening labor market could result in upward pressure on wages, but to date we have not seen evidence of this and we do not anticipate this occurring in the short-term.

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We have completed three acquisitions in 2009, which have had a material impact on our financial statements. Acquisitions involve significant risk, including integration risk, and it is possible that we will not realize the anticipated benefits of the acquisitions we have made.

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We have experienced annual operating losses in prior years, the most recent occurring in 2005. While we have increased our level of net income in recent years, there can be no assurance that operating losses will not occur in the future. Over the short term, excluding the impact of acquisitions, the variability in our earnings and cash flow is mitigated by the fact that our revenue is recurring in nature and our largest expense, the cost of the transcriptionists, is variable in relation to revenue.

Critical Accounting Estimates that are Material to Registrant

A critical accounting estimate meets two criteria: (1) it requires assumptions about highly uncertain matters; and (2) there would be a material effect on the financial statements from either using a different, also reasonable, amount within the range of the estimate in the current period or from reasonably likely period-to-period changes in the estimate. Our critical accounting estimates are as follows:

Goodwill and Intangible Assets.    As of September 30, 2009, we had goodwill and net intangible assets at carrying amounts of $23,755,000 and $5,879,000, respectively. The total of $29,634,000 represents 60.8% of total assets as of September 30, 2009. Management reviews goodwill and intangibles for impairment annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In testing for impairment, management calculates the fair value of the reporting units to which the goodwill and intangibles relate based on the present value of estimated future cash flows. We have concluded that we operate in one reporting unit—medical transcription services—since all of our revenue is derived from medical transcription services and since we have one organization dedicated to the provision of our service. The fair value of our single reporting unit is substantially in excess of its carrying value as of September 30, 2009. The approach utilized to calculate fair value is dependent on a number of factors including estimates of future revenues and costs, appropriate discount rates and other variables. Management bases estimates on assumptions that are believed to be reasonable, but which are unpredictable and inherently uncertain. Therefore, future impairments could result if actual results differ from those estimates.

Intangible assets are amortized over their estimated useful lives. If the estimated useful life assumptions are shortened, we would record an impairment entry to recognize the change in assumptions.

Contingent Consideration Payable.    In connection with the acquisitions of TRS and MDSI, we have recorded accruals for contingent payments in the amounts of $354,000 and $270,000, respectively as of September 30, 2009. We estimated the fair value of these payables as of the purchase dates of each acquisition. The Financial Accounting Standards Board’s, or FASB’s, Accounting Standards Codification, or ASC, Topic 805—Business Combinations requires that these estimates are re-measured to fair value at each reporting date until the contingency is resolved. These interim changes in estimated fair value, along with any differences in the final settlement, are recognized in current earnings. The maximum contingent consideration payable under the TRS asset purchase agreement is $3.0 million.

Deferred Tax Assets and Liabilities.    As of September 30, 2009, we had net current deferred tax assets of $546,000, of which $310,000 relates to MDSI, and net non-current deferred tax liabilities of $1,245,000, of which $1,298,000 relates to MDSI. Deferred tax assets represent future tax benefits we expect to realize. Our ability to utilize the deferred tax benefits is dependent upon our ability to generate future taxable income. FASB ASC Topic 740—Income Taxes, requires us to record a valuation allowance against any deferred income tax benefits that we believe may not be realized. We estimate future taxable income to determine whether a valuation allowance is needed. Projecting our future taxable income requires us to use significant judgment regarding expected future revenues and expenses. In addition, we must assume that tax laws will not change sufficiently to materially impact the expected tax liability associated with our expected taxable income. Transcend has valuation allowances against net operating loss carryforwards in certain states in which future taxable income in those states may not be sufficient to utilize the net operating loss carryforwards in those states prior to their expiration.

Stock-Based Compensation.    Effective January 1, 2006, we adopted the provisions of FASB ASC Topic 718—Stock Compensation for our stock-based awards. Under Stock Compensation, management makes assumptions regarding our stock volatility and forfeiture rates required using the Black-Sholes-Merton option-pricing model used to calculate option compensation cost.

The nine months ended September 30, 2009 compared to the nine months ended September 30, 2008

The nine months ended September 30, 2009 include only one month of MDSI operations. Revenue increased $14.5 million, or 40%, to $50.4 million in the nine months ended September 30, 2009 compared to revenue of $35.9 million in the same period in 2008. The $14.5 million increase in revenue is attributable to revenue from new customers of $5.8 million, revenue contributed by the acquisition of DeVenture of $3.9 million, revenue contributed by the acquisition of TRS of $3.4 million, revenue contributed by the acquisition of MDSI of $1.2 million and increased revenue from existing customers of $1.7 million, offset by a decrease in revenue of $1.5 million from customers who terminated their contracts since the third quarter of 2008.

Direct costs increased $9.6 million, or 42%, to $32.4 million in the nine months ended September 30, 2009 compared to $22.8 million in the same period in 2008. Direct costs include costs attributable to compensation for medical language specialists, recruiting, management, customer service, technical support for operations, fees paid for speech recognition processing, telephone expenses and implementation of transcription services. Medical language specialist compensation is a variable cost based on lines transcribed or edited multiplied by specified per-line pay rates that vary by individual as well as type of work. Speech recognition processing is a variable cost based on the minutes of dictation processed. All other direct costs referred to above are semi-variable production infrastructure costs that periodically change in anticipation of or in response to the overall level of production activity.

Direct costs were 64% of revenue in both the nine months ended September 30, 2009 and 2008. Costs as a percentage of revenue remained flat due primarily to higher direct costs as a percentage of revenue for acquired businesses offset by the cost savings that resulted from the increased use of speech recognition technology integrated into our BeyondTXT platform and the use of offshore transcription resources. Although the 2009 acquisitions did not materially impact direct cost as a percent of revenue for the nine months ended September 30, 2009, we expect the impact of MDSI’s higher cost as a percent of revenue to have a greater impact beginning in the fourth quarter of 2009.

Gross profit increased $5.0 million, or 38%, to $18.0 million in the nine months ended September 30, 2009 compared to $13.1 million in the same period in 2008. Gross profit as a percentage of revenue remained at 36% in both the nine months ended September 30, 2009 and 2008 (see direct costs discussion).

Sales and marketing expenses increased $446,000, or 56%, to $1.2 million in the nine months ended September 30, 2009, compared to $798,000 in the same period of 2008. Sales and marketing expenses as a percentage of revenue were 2% in both the nine-month periods ended September 30, 2009 and 2008. The size of the sales force increased to five employees in 2009 from four employees in 2008. The increase in sales and marketing expense is primarily due to increases in compensation and commissions, increased fees paid to group purchasing organizations, or GPOs, and increased advertising and marketing efforts.

Research and development expenses increased $352,000, or 46%, to $1.1 million in the nine months ended September 30, 2009 compared to $763,000 in the same period in 2008. Research and development expenses as a percentage of revenue were 2% in both the nine month periods ended September 30, 2009 and 2008. The increase is primarily due to increases in compensation, contract services and hardware and software maintenance costs related to information technology initiatives.

General and administrative expenses increased $2.2 million, or 51%, to $6.4 million in the nine months ended September 30, 2009 compared to $4.2 million in the same period in 2008. General and administrative expenses for DeVenture, TRS and MDSI collectively contributed $863,000 of the increase. Transcend incurred $250,000 of transaction costs related to acquisitions in the nine months ended September 30, 2009. The remaining increase is due primarily to increases in compensation costs, contract services, and stock compensation expense. General and administrative expenses as a percentage of revenue were 13% in the nine months ended September 30, 2009 compared to 12% for the nine months ended September 30, 2008.

Depreciation and amortization expense increased $316,000, or 52%, to $921,000 in the nine months ended September 30, 2009 compared to $605,000 in the same period in 2008. Amortization of intangible assets resulting from businesses acquired in 2009 contributed $172,000 of the increase. The remainder was due to growth in depreciable assets.

Interest and other expenses increased $174,000, to $177,000 of net expense in the nine months ended September 30, 2009 compared to $3,000 of net expense in the same period in 2008. The increase is due primarily to the write-off of $60,000 in prepaid financing costs related to the early termination of the HFG facility and the DCOA promissory note and reduced interest income due to lower rates and lower cash balances.

The income tax provision increased $619,000 to $3.0 million for the nine months ended September 30, 2009 compared to $2.4 million for the same period in 2008. The provision increased primarily due to higher pre-tax income and a higher effective tax rate of 36.7% for the nine months ended September 30, 2009 compared to 35.8% for the nine months ended September 30, 2008.

Liquidity and Capital Resources

As of September 30, 2009, we had cash and cash equivalents of $7.2 million, working capital of $6.1 million, and availability of approximately $5.0 million on our line of credit based on eligible accounts receivable. We had $9.1 million of debt outstanding as of September 30, 2009.

Cash provided by operating activities was $5.6 million for the nine months ended September 30, 2009 compared to $7.1 million for the nine months ended September 30, 2008. The decrease was due primarily to use of available net operating loss carryforwards in 2008 that were fully utilized in 2009 and changes in working capital, offset by improved profitability before income taxes.

Cash used in investing activities was $18.4 million for the nine months ended September 30, 2009, compared to $741,000 for the nine months ended September 30, 2008. The outflow in 2009 was due primarily to the acquisitions of DeVenture for $4.4 million, TRS for $4.5 million and MDSI for $8.8 million.

Cash provided by financing activities was $7.7 million for the nine months ended September 30, 2009 compared to cash used in financing activities of $1.3 million in the same period in 2008. The cash provided during 2009 consisted of the tax benefit for share-based payments of $1.2 million, the proceeds on the exercise of stock options of $184,000, and the proceeds of borrowing of $7.0 million, offset by note repayments of $664,000. In 2008, the outflow consisted of note repayments of $1.3 million, offset by proceeds of $61,000 from the exercise of stock options.

We anticipate that cash on hand, together with cash flow from operations should be sufficient for the next twelve months to finance operations, make capital investments in the ordinary course of business, pay contingent amounts related to previous acquisitions, and pay indebtedness when due.

Part of our growth strategy is the completion of acquisitions. Management believes that available cash and the Regions Bank credit facility together with other acquisition options, such as seller financing, are only sufficient to complete small acquisitions. Additional financing, such as the proceeds of this offering, will be required for larger acquisitions. Management believes, based on current information, that we can obtain additional acquisition financing should the need arise. There can be no assurance that funding will be available when needed.

Quantitative and Qualitative Disclosures About Market Risk

We had no material exposure to market risk from derivatives or other financial instruments as of September 30, 2009.

BUSINESS

We are the third largest medical transcription company in the United States based on revenues. We serve approximately 250 customers nationwide. We estimate that our primary target market is approximately $2.5 billion, comprised primarily of approximately 5,000 community-based hospitals (hospitals accessible by the general public) in the United States. Our mission is to provide accurate and timely documentation of the patient/medical provider encounter at a competitive price. Customer service is crucial to our success, and we have consistently been ranked among the top medical transcription service organizations in the industry. Our approximately 2,000 home-based domestic medical language specialists, supplemented by our offshore partners, provide high quality medical documents and fast turnaround times, resulting in high customer retention rates, which have averaged more than 96% (measured by revenues) over the last three years. We develop and utilize an array of technology solutions to support the transcription process, including robust voice capture systems, state-of-the-art speech recognition technology, our proprietary BeyondTXT transcription platform and various customer-specific systems. We believe we are well-positioned to benefit from the increasing adoption and use of electronic medical record, or EMR, because the data and narrative content we create comprise key portions of EMRs.

Hospitals have the flexibility of choosing between our two primary service delivery options. Customers with in-house transcription platforms can partner with us to provide medical transcription services directly on their platform. Customers deciding to outsource this function can outsource the entire transcription process to us, in which case we provide our services through our BeyondTXT transcription platform.

Our revenue is recurring in nature, which we believe results from our customers’ ongoing, mission-critical need to document each doctor-patient encounter and our consistently high service levels, resulting in high customer retention rates. Since we are paid directly by hospitals and other providers, we have no insurance-related reimbursement risk.

History of the Company

Prior to 1999, Transcend operated several businesses, including a medical transcription business. In 1999, we launched a plan to restructure our business to focus on medical transcription using our Internet-based transcription technology. Between 1999 and 2002, we sold three businesses deemed outside our core medical transcription business. Since then, we have operated in one reportable business segment as a provider of medical transcription services to the healthcare industry, and had the following major developments:

•	In 2004, we introduced our BeyondTXT platform.

•	In January 2005, we acquired Medical Dictation, Inc., or MDI, a Florida-based medical transcription services company. MDI’s founder, Sue McGrogan, is now our President and Chief Operating Officer.

•	In 2005, our field operations were reorganized to form customer-centric teams that are empowered to manage all aspects of production, quality and customer care.

•	In December, 2005, we purchased certain assets of the transcription business unit of PracticeXpert, Inc.

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In early 2006, we began processing significant volume through the speech recognition technology integrated into BeyondTXT, and we have steadily increased this volume. In the third quarter of 2009, approximately 64% of our BeyondTXT volume was edited using the speech recognition technology integrated into our platform versus transcribed (typed).

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In 2006, we began to process a portion of our work through offshore partners in India. Volume processed offshore has gradually increased to approximately 19% of our total volume in the third quarter of 2009.

•	In January 2007, we purchased certain assets of OTP Technologies, Inc., a Chicago area medical transcription company, for approximately $1.1 million.

•	In January, 2009, we purchased certain assets of DeVenture, a Canton, Ohio-based medical transcription company, for approximately $4.4 million.

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In April, 2009, we acquired the medical transcription business of Transcription Relief Services for approximately $4.5 million, plus an earn-out payable in 2010 that is estimated to be approximately $0.4 million as of September 30, 2009.

•	In August, 2009, we acquired MDSI for approximately $15.6 million.

The three 2009 acquired businesses contributed approximately $6.7 million of pro forma revenue in the third quarter of 2009. We estimate that the combined purchase price for the three companies is approximately $24.8 million.

We were originally incorporated in California in 1976 as TriCare, Inc. and reorganized as a Delaware corporation in 1988. As TriCare, we completed our initial public offering in 1990. In 1995, we acquired Transcend Services, Inc. and adopted its name.

Industry Overview

We believe spending on healthcare in the United States was approximately $2.2 trillion in 2007, or 16% of GDP. Healthcare spending is projected to grow at a rate of approximately 6% per annum and reach approximately $4.4 trillion, or 20% of GDP, by 2018. Healthcare providers are under increasing pressure to trim costs while continuing to provide quality care, and as a result have increasingly outsourced non-core healthcare functions to improve efficiency, drive down costs and maintain quality patient care.

There is a substantial market for medical transcription services. We believe the total annual market potential for medical transcription is estimated to be approximately $12.0 billion, of which approximately $5.0 billion is outsourced. These estimates include not only hospitals, but also physicians’ offices and clinics. We estimate that our primary target market is approximately $2.5 billion, comprised primarily of approximately 5,000 community-based hospitals (hospitals accessible by the general public) in the United States with a total of approximately 800,000 beds, and which spend over $625 billion per year providing healthcare services. We estimate that the outsourced portion of this market is approximately 50%, although we are not aware of any independent data on the percentage of the hospital market that is outsourced. The market is competitive and highly fragmented, with several thousand transcription services companies nationwide—most of them very small.

The market for transcription services is growing. Demand for medical transcription services grows as the demand for healthcare services increases. Macro-economic trends such as the aging of the baby boomer generation, are projected to significantly increase the demand for healthcare services in general, which we believe will lead to a corresponding increase in the demand for medical transcription services. According to the U.S. Census Bureau, the U.S. population over the age of 65 will grow from approximately 40 million today to 70 million in 2030.

Demand for medical transcription services continues to grow as healthcare providers seek to reduce transcription costs. Medical transcription outsourcing is an easy and obvious cost containment strategy. Medical transcription is performed either in-house by hospital personnel or outsourced to local, regional, national or offshore vendors.

Our industry is subject to government regulation. HIPAA requires hospitals to maintain adequate security around and the privacy of protected health information. HITECH applies certain HIPAA provisions directly to business associates, such as medical transcription companies, that provide services to entities covered under HIPAA. We believe that the requirements of HITECH will make it more difficult for smaller transcription companies to compete with us due to the increasing challenges of ensuring compliance with HITECH and HIPAA. This gives us a strategic advantage because we have greater resources and will be able to spread our costs of compliance over a larger number of customers.

We believe we are well positioned to benefit from the increasing adoption and use of EMRs because the data and narrative content we create comprise key portions of EMRs. We believe that our transcription volume could increase if more paper records are dictated so that they can become part of EMRs. For example, physician progress notes are high volume, data rich documents that are typically handwritten today, but may be dictated in the future so they can become part of EMRs. Moreover, we believe that our documents are structured in such a way that we can provide enhanced data services and populate data fields within EMR solutions directly from the dictated report. This would allow EMRs to contain robust narrative content and reduce the need for physicians to enter data themselves, encouraging the adoption of EMR.

Services

We provide medical transcription services 24 hours per day, seven days per week. Hospitals have the flexibility of choosing between two primary service delivery options we offer:

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Customer Platform.    Customers with their own transcription platforms can partner with us to provide medical transcription services directly on their platform. The primary advantage to this business model for us is simplicity—there is no transcription system for us to develop, implement and maintain. There is, however, little or no opportunity for us to leverage our technology and platform efficiency to improve profitability. We provide services on numerous platforms. Notable examples include ChartScript (a 3M platform), eScription and Dictaphone (Nuance platforms) and Meditech. Some customers have legacy systems they have developed themselves. Over time, we expect to migrate some customers with older platforms or no current need for their own platform, including certain customers who came to Transcend via our acquisitions, to BeyondTXT.

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Our BeyondTXT Platform.    Customers with no transcription platform or with no need to continue to support and maintain the platform they have used in the past, can outsource the entire transcription process to Transcend on a turnkey basis. For these customers we provide our services on our speech recognition-enabled BeyondTXT transcription platform.

We believe that our ability to serve customers regardless of platform is an important factor in our success. As of December 2008, approximately 65% of our total volume was processed on the BeyondTXT platform. In the third quarter of 2009, the percentage declined to 46% of total volume on a pro forma basis, reflecting our 2009 acquisitions.

Our BeyondTXT transcription services consist of three primary phases:

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Phase I: Dictation Capture.    In this phase, a physician dictates the results of a patient encounter or procedure into a number of different voice capture systems, including hand held devices, dictation capture systems at customer sites and telephone dictation capture systems located in our data center in Atlanta, Georgia. We consolidate these voice files from their various sources at our data center. The result is an electronic voice file that is ready for processing.

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Phase II: Voice to Text.    The encrypted digital voice files are securely accessed over the internet by our home-based medical language specialists and offshore partners, who play back voice recordings using headsets and foot pedals, and either transcribe the recorded voice or edit the document created by our integrated speech recognition solution. The completed electronic documents are then securely returned to our data center over the Internet, where they may be accessed by remote quality assurance personnel. BeyondTXT is an efficient platform for our medical language specialists because of the integrated speech recognition technology and because the formatting of documents occurs automatically after the report is typed or edited. The result is a report that is customer-ready.

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Phase III: Distribution.    Completed documents are distributed to end-users in a variety of ways, including interfaces to EMR and hospital information systems, fax machines, printers, or web-based consoles. Contractual turnaround times vary depending on the type of document from as little as two hours to as long as 48 hours, but the most common turnaround time requirement is 12 hours.

Business Strategy

Our sole focus is providing medical transcription services to the healthcare industry. Our strategy is to drive top and bottom line growth by successfully executing six key strategies:

•	continue to provide unparalleled service to our customers;

•	further develop innovative technology solutions to improve productivity and meet customer needs;

•	increase market share;

•	increase utilization of offshore resources;

•	successfully complete and integrate acquisitions; and

•	attract and retain professional staff.

Continue to Provide Unparalleled Service to Our Customers

The first and foremost key to our success is consistently providing excellent service to our customers. Our year-over-year customer retention rate has averaged more than 96% (measured by revenue) over the last three years, which we believe is superior to most of our competitors. Management believes that customers who are consistently receiving high quality documents on time at a competitive price are likely to remain our customers year after year. Satisfied customers provide sales leads and referrals that help us drive new business.

We have an ongoing program to monitor and improve customer satisfaction which includes continuous monitoring of transcription production statistics relative to contracted standards, periodic customer surveys and a dedicated regional operations support organization that maintains regular (often daily) contact with customers. We believe that our regional operations managers provide a competitive advantage in sustaining customer satisfaction. As our regional operations managers typically come from a medical language specialist background, they possess the expertise to continuously improve quality. In addition, they provide customers with a central contact person in the organization who is directly responsible for resource scheduling and quality control and can address issues that arise.

Further Develop Innovative Technology Solutions to Improve Productivity and Meet Customer Needs

We intend to utilize the most effective technologies available to improve the medical transcription process and believe that the application of advanced technologies will reshape the way patient information is managed across the healthcare delivery system in the future, as well as provide margin expansion through improved business efficiencies. We plan to develop, acquire and deploy new solutions to broaden the breadth and depth of our services and solutions.

One such new technology is our near real-time front-end speech recognition solution, which provides hospitals with an additional documentation option. Used today predominantly in a small percentage of radiology departments, front-end speech solutions allow physicians to dictate, receive a draft document and edit the draft themselves. While we believe this has limited market potential due to the resistance of many physicians to editing their own documents, it may be a viable solution in certain situations.

Our BeyondTXT documents are created using standard clinical document architectures and the data within the documents is XML tagged. We plan to take advantage of this structured data within our documents to provide new data services to our customers such as alerts, core measure tracking and data analytics.

Because of the way our data is structured, we are exploring the population of EMRs directly from our transcribed data. This could reduce the need for physician input into EMRs, solving a hurdle to EMR adoption. This approach also ensures that the richness of dictated narrative content becomes part of EMRs. The benefits of populating EMRs in this way could improve EMR adoption rates.

We work to continually improve our BeyondTXT platform and increase our use of speech recognition technology to improve the productivity of our medical language specialists and improve our profitability. The BeyondTXT platform provides significant advantages in workflow management and production control. It also provides an excellent and efficient end-user experience, which aids recruiting efforts. We will continue to invest in the BeyondTXT platform to drive faster turnaround times, better workflow management and increased productivity.

We have invested heavily in fully integrating speech recognition technology into the BeyondTXT platform. We license the speech recognition engine, natural language processor and various editing tools from MultiModal

Technologies, a leader in the industry, under a September 2006 agreement that renews annually at Transcend’s sole option through September 2010, with the last such option period ending August 31, 2011, and thereafter if mutually agreed by both parties. Our speech recognition solution requires no physician training or change in physician work habits. Voice files are collected in the same manner regardless of whether the job will be transcribed (typed) or edited using speech recognition technology. Once a physician’s voice profile is built and meets predicted quality criteria, future work from that physician is edited. When a medical language specialist is presented with a draft document, the specialist listens to the voice file and edits the document as necessary. The edits are fed back into the voice profile, which adjusts over time based on those edits to continuously improve the quality of draft reports.

The use of speech recognition technology in BeyondTXT results in a more efficient transcription process, lower direct costs and higher gross margins. Our medical language specialists earn less per line of text for editing, but their increased productivity generally allows their total compensation to remain unchanged or to increase. After the cost paid to MultiModal Technologies, we are still able to reduce the average cost per line of text. This is a key defensive strategy against pricing pressure in the industry.

In the third quarter of 2009, 64% of our BeyondTXT volume was edited using speech recognition technology and 36% was transcribed (typed). We plan to gradually increase the editing percentage to at least 70% of total volume. It is not possible to achieve 100% editing due to factors such as the ongoing addition of new customers and physicians and low volume dictators who do not have well-developed speech profiles.

Part of our strategy is to move as much volume as possible onto our BeyondTXT platform so that we can take advantage of its efficiency and speech recognition capabilities. The mix of work on BeyondTXT will vary depending on the types of sales we win and the impact of acquisitions.

We also intend to continue investing in our state-of-the-art data center and disaster recovery site in Atlanta, Georgia. Our telecommunications partners provide redundant long distance and local loop solutions into our data center which help manage the goal of maintaining the maximum possible up-time for the capture of physician dictation.

Increase Market Share

Our target market is community-based hospitals, typically those with over 100 beds. We plan to increase our market share by leveraging our strong reputation in the market and gradually expanding our sales force. Our sales force will remain focused primarily on new customer sales while our operations management team focuses on increasing revenue at existing customers.

We plan to continue to win business from our competitors. We believe that the level of service provided by many of our competitors can be very inconsistent. As a result, we often replace our competitors in scenarios where the hospital is unhappy with their current service provider. In addition, we believe that smaller competitors are increasingly unable to keep up with advances in technology and lack the capacity to give customers assurance that they can consistently meet turnaround time requirements. As a result, we frequently win new customer accounts from customers who have outgrown the capabilities of their smaller providers.

We estimate that roughly 50% of medical transcription for hospitals is still performed by in-house personnel although we are not aware of any independent data on the percentage of the hospital market that is outsourced. We believe that the trend toward outsourcing will continue. We can often demonstrate cost savings for customers and still generate attractive gross profit margins by improving productivity. Our sales force will focus on first-time outsourcing opportunities whenever possible.

Our past focus on individual hospital sales will increasingly include efforts to win business with entire integrated delivery networks and hospital systems and through group purchasing organization relationships. We intend to dedicate additional resources to pursuing this strategy in 2010 and beyond.

Many hospitals are members of GPOs, which provide value to their members by pre-screening the best vendors for a particular product or service and pre-negotiating terms and conditions with the vendors. We signed an agreement in 2008 with a 1,400-member GPO and will attempt to secure additional GPO contracts in the future in order to increase market penetration and accelerate growth.

Increase Utilization of Offshore Resources

We operate in a global economy in which medical transcription services can be performed efficiently and cost-effectively by offshore medical transcription service organizations. Customers have differing views of offshore production. Some believe it allows them to realize improved turnaround times and obtain a lower price without sacrificing quality or security of data. Others remain committed to domestic-only medical transcription. From our perspective, offshore production allows us to improve turnaround time by providing consistent staff at night and on weekends; alleviates the need to hire as many domestic medical language specialists as would otherwise be needed; and reduces cost.

Our strategy is to best meet customers’ needs by providing services using a combination of domestic and offshore labor. We currently process approximately 19% of our work offshore utilizing approximately 10 subcontractors in India. We intend to increase the percentage to 30% offshore and 70% domestic in the next two to three years. We do not expect the growth in offshore volume to displace our domestic workforce, which we expect to grow over time. Although we may eventually establish our own transcription operation offshore, we currently rely on partnerships as our preferred solution.

Successfully Complete and Integrate Acquisitions

Our management team has extensive acquisition experience, and we plan to increase revenue and market share through acquisitions. There are many smaller and several sizable medical transcription companies in the United States and opportunities abound to consolidate the industry. We are selective acquirers, completing acquisitions to enhance our organic growth, but not at the expense of losing our focus on providing the best service in the industry to our existing customers. When we do make acquisitions, we expect to integrate them thoroughly, developing customer relationships, implementing our customer-centric operating model and converting customers to BeyondTXT whenever possible to improve productivity and profitability.

Developments such as voice recognition technology, the need to provide customers with an offshore solution and the impact of government regulation are making it increasingly difficult for smaller medical transcription businesses to compete effectively. As a result, we believe that we will be able to make acquisitions on an opportunistic basis that will enable us to grow the business.

We expect to fund our acquisitions through a combination of cash on hand, debt, and shares of our common or preferred stock. Our management team has extensive acquisition experience and the skills necessary to effectively integrate acquired companies.

Our 2009 acquisitions have had a significant impact on the mix of work on BeyondTXT as compared to other customer platforms. In the third quarter of 2008, 66% of our total volume was typed or edited on BeyondTXT. In the third quarter of 2009, approximately 52% of our volume was processed on BeyondTXT. With the acquisition of MDSI, we expect the mix to drop to approximately 45% on BeyondTXT in the fourth quarter of 2009. Over the next two years, we expect to move as much volume as possible off various other platforms and onto BeyondTXT, improving the productivity and profitability of acquired businesses.

Attract and Retain Professional Staff

Our ability to recruit and retain the industry’s best medical language specialists, operations managers, project managers, information technology and other professionals is crucial to our success. We seek to be the best company to work for in the industry by offering competitive pay and benefits and the opportunity to advance in our organization as we grow.

We believe that there will be a shortage of qualified traditional medical language specialists in the future. We believe we can address this issue domestically because workers will be attracted and retained by offering competitive pay and benefits, stable and responsive management, a predictable abundance of work, a stable and efficient platform, career development opportunities and the opportunity to work from home. Furthermore, speech recognition technology should allow us to produce the same volume of work with fewer medical language specialists, and may open the market to a new pool of professionals.

Customers

We deliver medical transcription services to approximately 250 hospitals and clinics in the United States. Our contracts are typically three years in duration and most renew automatically for successive one year periods upon expiration of the initial term. Customers can typically terminate their contracts with 60-120 days notice. Our experience has demonstrated that if we consistently provide excellent service at a competitive price, our customers will remain with us year after year.

No single customer accounted for greater than 10% of total revenue for the three and nine months ended September 30, 2009 and September 30, 2008. Our top 10 customers accounted for approximately 27% of our 2008 transcription revenue, averaging $1.3 million of revenue each. Our average annual revenue per customer was approximately $316,000 in 2008.

On September 11, 2009, we announced that we had entered into a five-year single-source contract to provide medical transcription services to hospitals that are members of Health Management Associates, or HMA, effective October 1, 2009. Prior to signing this agreement, we had individual contracts with approximately 45 of HMA’s 56 hospitals. The new agreement expands the existing relationship between Transcend and HMA to include the remaining 11 HMA hospitals which are currently using other transcription service providers. These hospitals are expected to be transitioned to Transcend by April 1, 2010. In addition, pursuant to the terms of the agreement, any future hospitals acquired or managed by HMA will transition to us as soon as practicable. On October 1, 2009, we hired approximately 60 of HMA’s medical language specialists.

Revenue attributable to HMA hospitals comprised 15.5 % and 21.2% of our total revenue for the three months ended September 30, 2009 and September 30, 2008, respectively, and 17.2% and 22.3% of our total revenue for the nine months ended September 30, 2009 and September 30, 2008, respectively. The decrease in percentage in 2009 from 2008 is due primarily to the additional revenue derived from the new businesses acquired in 2009.

Competition

The medical transcription market is competitive and highly fragmented, with several thousand transcription services companies nationwide. There are two competitors that are larger than us: MedQuist and Spheris. Other competitors that are smaller than Transcend but still sizable include CBay Systems, Webmedx, Heartland, Nuance and OSi. Although the industry is characterized by relatively low barriers to entry, we do not believe that new entrants represent a significant threat to our business.

In addition, the medical transcription industry in the United States experiences overseas competition, primarily from India. Offshore quality and turnaround time, which in the past have been problematic, have improved as lower quality firms have exited and the market has matured. Many customers believe that their work should be completed by domestic medical language specialists; others have embraced the cost benefits that offshore personnel can offer.

Medical transcription service providers compete primarily on service quality, turnaround times and price. Pricing pressure in the industry can be intense, particularly in competitive sales to large integrated delivery networks and hospital systems. We do not position ourselves as the low cost provider. We believe that when we win, it is most often because of a combination of our reputation for service and our competitive price. When we lose, we most often lose due to price or because a decision maker has an existing relationship with a competitor.

Sales and Marketing

Our sales team consists of an executive vice president of sales and marketing and five regional sales directors. We use a telemarketing firm to generate leads for this team. Sales leads are also generated from personal contacts with senior hospital executives and from client referrals. The regional sales directors are focused primarily on new customer sales. We recognize the importance of relationship selling and referrals. Therefore the operations management team, especially our president, as well as the regional operations managers, are responsible for generating incremental business within our customer base.

The team leverages our reputation for service excellence and our consistently high industry rankings to increase awareness and drive new sales. Additional tactics to build visibility and attract leads include targeted public relations, advertising in industry trade publications, direct mailings, attending key industry trade shows, our Internet presence and building upon existing vendor relationships and business partnerships to generate leads and introductions to prospects.

Traditionally, most of our sales have been to individual hospitals. Increasingly, we will focus our efforts on hospital systems and integrated delivery networks in the belief that medical transcription decisions are increasingly being made at the corporate level.

Employees

As of September 30, 2009, we had 1,289 full-time and 748 part-time employees. This includes 1,811 medical language specialists (1,072 full-time and 739 part-time), virtually all of whom work from home. One hundred sixty-seven full-time and 4 part-time employees worked in operations to support and manage customers and medical language specialists. Fifty full-time employees and 5 part-time employees work in sales, research and development, implementations, and general administrative functions. Neither us nor our employees are currently a party to any collective bargaining agreement. We have not experienced any strikes or work stoppages, and believe that relations with employees are good.

Government Regulation

Virtually all aspects of the practice of medicine and the provision of healthcare services are regulated by federal or state statutes and regulations, by rules and regulations of state medical boards and state and local boards of health, and by codes established by various medical associations. Healthcare providers continue to come under increased scrutiny from regulators and third-party payers in the areas of quality of care, quality of data, billing compliance and patient privacy. Documentation requirements have increased, resulting in an increase in the need for dictation and transcription of medical encounters.

Healthcare policy is a matter of national importance that receives extensive media attention. Management cannot predict what federal or state legislation may be enacted in the future that will impact us. In general, we believe that increased federal, state and local government involvement or oversight of healthcare providers will necessitate improved record keeping.

HIPAA requires hospitals to maintain adequate security around and privacy of protected health information. The regulations governing the electronic exchange of information established a standard format for the most common healthcare transactions. The regulations also establish national privacy standards for the protection of individually identifiable health information. The regulations may restrict the manner in which certain information is transmitted and used. A substantial part of our activities involves the receipt or delivery of confidential health information concerning patients of customers in connection with the provision of transcription services to participants in the healthcare industry. We have made and will continue to make investments to support HIPAA-compliant systems and processes as a business associate of our customers, including such areas as (1) electronic transactions involving healthcare information, (2) privacy of individually identifiable health information, and (3) security of healthcare information and electronic signatures.

HITECH applies certain HIPAA provisions and non-compliance penalties directly to business associates, such as medical transcription companies, that provide services to entities covered under HIPAA. We believe that the requirements of HITECH will make it more difficult for smaller transcription companies to compete with us due to the increasing challenge of ensuring compliance with HITECH and HIPAA because we have greater resources and will be able to spread our costs of compliance over a larger number of customers.

Our President and Chief Operating Officer is designated as our HIPAA Privacy Officer and our HIPAA Security Officer. We have implemented physical, technical, and administrative safeguards related to the access, use, and disclosure of individually identifiable health information to help ensure the privacy and security of this information as required by HIPAA and HITECH. By February 17, 2010, we expect to be in compliance with those additional provisions of the HIPAA Privacy and Security Standards made directly applicable to business associates by HITECH and have our business associate agreements be in compliance with HIPAA and HITECH. Furthermore, as required by HITECH and the breach notification interim final rule promulgated by the Department of Health and Human Services effective as of September 23, 2009, we intend to notify the appropriate covered entity client in the case of a breach of unsecured protected health information. Finally, because we anticipate additional guidance and clarification from the government regarding HIPAA, HITECH, and the breach notification interim final rule, we will continue to monitor these legal requirements and modify our compliance efforts as needed.

MANAGEMENT

Information regarding our executive officers and directors is presented below:

NAME	AGE	POSITION WITH THE COMPANY
Larry G. Gerdes	60	Chairman of the Board, Chief Executive Officer
Susan McGrogan	42	President and Chief Operating Officer
Lance Cornell	44	Chief Financial Officer, Chief Accounting Officer, Treasurer and Corporate Secretary
E. Leo Cooper	63	Executive Vice President of Sales and Marketing
Joseph G. Bleser	64	Director
Joseph P. Clayton	60	Director
James D. Edwards	66	Director
Walter S. Huff, Jr.	75	Director
Sidney V. Sack	64	Director
Charles E. Thoele	74	Director

The following is a brief description of the background and business experience of each of our executive officers and directors:

Larry G. Gerdes has served as our Chairman of the Board since May 2000, as a Director since June 1985, as our Chief Executive Officer since May 1993 and as President from April 1, 2005 through August 2009. From June 1985 until December 8, 2003, Mr. Gerdes served as our President. From September 16, 2000 through December 31, 2003, Mr. Gerdes also served as our Chief Financial Officer. In addition, Mr. Gerdes served as Secretary of the Company between September 16, 2000 and May 22, 2001. From 1991 to 1993, Mr. Gerdes was a private investor and from May 1992 until January 1995, Mr. Gerdes was the Chairman of the Board of Directors of Bottomley and Associates, which merged with us in 1995. Prior to 1991, Mr. Gerdes held various executive positions with HBO & Company, a healthcare information systems company, including Chief Financial Officer and Executive Vice President. Mr. Gerdes serves as a member of the Board of Directors, Chairman of the Finance Committee and member of the Audit, Compensation and Governance Committees of the CME Group (NYSE, NASDAQ: CME), a futures and future-options exchange. Mr. Gerdes also serves on the Board of Directors of Alliance Healthcard, Inc., a provider of consumer discount membership plans (OTC: ALHC.OB). Mr. Gerdes serves on the Board of Directors of the J. Kyle Braid Leadership Foundation and is a member of the Dean’s Advisory Council for the Kelley School of Business at Indiana University.

Susan McGrogan has served as our President since August 2009, as our Chief Operating Officer since February 2, 2007 and Senior Vice President of Operations between August 8, 2006 and February 2, 2007. Ms. McGrogan joined Transcend on January 31, 2005 upon the acquisition of Medical Dictation, Inc. Prior to joining Transcend Services, Ms. McGrogan was President of Medical Dictation, Inc. from May 2003 to January 31, 2005. Prior to starting Medical Dictation, Inc., Ms. McGrogan held several positions in the transcription field, including working as a medical language specialist at Shands Teaching Hospital, and teaching the transcription classes at Career City College in Gainesville, Florida. Ms. McGrogan holds a Bachelor of Science degree from the University of Florida and a Master of Business Administration from the University of Georgia.

Lance Cornell has served as our Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary since November 1, 2005. Prior to joining Transcend, Mr. Cornell served as Chief Financial Officer beginning November 2000 at Facility Resources, Inc., a private consulting firm specializing in facility-related project management, systems implementations and outsourcing. Prior to that, Mr. Cornell served in chief financial officer and controller positions in two separate publicly traded companies in the healthcare information systems industry. Mr. Cornell is a licensed Certified Public Accountant and holds a Bachelor of Science degree from the University of Colorado.

E. Leo Cooper has served as our Executive Vice President of Sales and Marketing since January 18, 2008. Prior to joining Transcend, Mr. Cooper was Vice President of Sales and Marketing for White Plume Technologies, a healthcare software company, from 2003 to 2007. Prior to that, Mr. Cooper was Senior Vice President of Sales and Marketing at Payformance and SOURCECORP, companies which provide processing and software solutions for healthcare and other industries. From 1997 to 1999, Mr. Cooper was Executive Vice President of Sales and Marketing at Transcend Services, Inc. Mr. Cooper spent the first ten years of his career at Xerox in a variety of sales roles. He has a Bachelors Degree in Business Administration from the University of Georgia.

Joseph G. Bleser has served as a Director of the Company since February 20, 2007. He has been the Managing Member of J. Bleser, LLC, a financial consulting firm, since July 1998. Mr. Bleser served as Chief Financial Officer, Treasurer and Secretary of the Company from January 2004 through April 2005. Prior to July 1998, Mr. Bleser had over fifteen years experience as chief financial officer and other financial executive positions in three separate publicly traded companies and ten years of experience in public accounting with Arthur Andersen LLC, an international public accounting firm. Mr. Bleser is a licensed Certified Public Accountant. Mr. Bleser is a member of the Board of Directors of MiMedx Group, Inc. (OTCBB: MDXG.OB).

Joseph P. Clayton has served as a Director of the Company since May 2000. Mr. Clayton served as Chairman of the Board of Directors of Sirius Satellite Radio (“Sirius”), a satellite radio broadcaster, from November 18, 2004 to July 31, 2008 and served as the President and Chief Executive Officer of Sirius between November 2001 and November 17, 2004. Prior to joining Sirius, Mr. Clayton was President of North American Operations of Global Crossing Ltd. (“Global”), a global provider of integrated internet, data, voice and conferencing services, from September 1999 to November 2001. From 1997 to 1999, Mr. Clayton was the President and Chief Executive Officer of Frontier Corporation (“Frontier”), a provider of telecommunication services that was purchased by Global in 1999. Prior to joining Frontier, Mr. Clayton served as Executive Vice President of Marketing and Sales for the Americas and Asia for Thomson, a consumer electronics company, from 1992 through 1996. Mr. Clayton serves on the Dean’s Advisory Board of the Indiana University Kelley School of Business and as a Trustee of Bellarmine University, Louisville, Kentucky.

James D. Edwards has served as a Director of the Company since July 2003. Mr. Edwards retired in 2002 from the position of Managing Partner—Global Market Organization of Arthur Andersen LLC, an international public accounting firm, where he was employed for 38 years. Mr. Edwards serves as a member of: (i) the Board of Directors and Chairman of the Audit Committee of IMS Health Incorporated (NYSE: RX), a global provider of pharmaceutical market intelligence; (ii) the Board of Directors and Chairman of the Audit Committee of Crawford & Company (NYSE: CRDA and CRDB), a global provider of claims management solutions to insurance companies and self-insured entities; and (iii) the Board of Directors of Huron Consulting Group (OTC: HURN), a provider of financial and operational consulting services; and (iv) the Board of Directors of Cousins Properties (NYSE:CUZ), a real estate investment trust. Mr. Edwards is a member of the American Institute of Certified Public Accountants.

Walter S. Huff, Jr. has served as a Director of the Company since October 1993. Mr. Huff was the founder of HBO & Company and served as its Chairman from 1974 until 1990 and Chief Executive Officer from 1974 to 1984 and from 1986 until 1989. Since 1990, Mr. Huff has been a private investor.

Sidney V. Sack has served as a Director of the Company since August 8, 2006. Mr. Sack has been President and Chief Executive Officer of Salis, Inc., an outsourcing provider of compliance services for sales and use and other transactional taxes since November 2005. He joined Salis, Inc. in November 2004 as Chief Administrative Officer, where he served until August 2005. Mr. Sack served as Chief Operating Officer of MetaSolv Software, Inc. from March 1999 through March 2001 and as Chief Financial Officer of XcelleNet, Inc. from September 1990 through July 1997. Mr. Sack was employed by Arthur Andersen LLC, an international public accounting firm, from 1970-1980.

Charles E. Thoele has served as a Director of the Company since October 1993. Mr. Thoele has been a consultant to Sisters of Mercy Health Systems since February 1991. From 1986 to February 1991, he served as a Director and the Chief Operating Officer of Sisters of Mercy Health Systems. Mr. Thoele is currently Chairman of the Board of St. John’s Mercy Healthcare System in St. Louis, Missouri. Mr. Thoele is a past Chairman of the Catholic Hospital Association.

No director or executive officer of Transcend is related to any other director or executive officer of Transcend.

SELLING STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock by each of the selling stockholders as of December 9, 2009, and after giving effect to this offering:

Each of the persons set forth below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted. None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. Unless otherwise noted, the address of each selling stockholder is: c/o Transcend Services, Inc., One Glenlake Parkway, Suite 1325, Atlanta, Georgia 30328. The following table includes shares of common stock issuable within 60 days of December 9, 2009 upon the exercise of all options and any other rights beneficially owned by the selling stockholder on that date.

			Shares Beneficially Owned
Name of Selling Stockholder(1)	Shares Offered Assuming the Underwriters’ Option is Not Exercised	Shares Offered Assuming the Underwriters’ Option is Exercised in Full	Prior to this Offering		After this Offering Assuming the Underwriters’ Option is Not Exercised		After this Offering Assuming the Underwriters’ Option is Exercised in Full
			Number	Percent	Number	Percent	Number	Percent
Larry G. Gerdes	275,000	316,250	1,019,699	11.5%	744,699	7.2%	703,449	6.6%
Walter S. Huff, Jr.	275,000	316,250	810,837	9.2%	535,837	5.2%	494,587	4.7%
Susan McGrogan	100,000	115,000	421,038	4.8%	321,038	3.1%	306,038	2.9%
Joseph Bleser	30,000	34,500	72,546	*	42,546	*	38,046	*
Charles E. Thoele	25,000	28,750	72,832	*	47,832	*	44,082	*
Joseph P. Clayton	11,668	13,418	50,000	*	38,332	*	36,582	*
Harrington Wealth Management, Trustee u/a/dtd 6/8/2005 Joseph P. Clayton Family Irrevocable Trust(2)	3,332	3,832	3,832	*	500	*	0	*

Total	720,000	828,000	2,450,784		1,731,784		1,622,784

*	Represents less than 1%
(1)	See “Management” for information regarding the management positions the selling stockholders hold with the Company.

(2)	c/o Harrington Wealth Management, Trustee Harrington Wealth Management Company, 10150 Lantern Road Suite, 150, Fishers, IN 46037

UNDERWRITING

Underwriting

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Lazard Capital Markets LLC is the book-running manager and representative of the underwriters.

Underwriters	Number of Shares
Lazard Capital Markets LLC	1,609,500
William Blair & Company, L.L.C.	610,500

Total	2,220,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 333,000 shares from us and the selling stockholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above and we and the selling stockholders will each sell such option shares in proportion to the total shares to be sold by us and the selling stockholders if the option is not exercised.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and by the selling stockholders based on the offering price of $16.75. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise
Public offering price	$16.7500	$16.7500	$37,185,000	$42,762,750
Underwriting discounts and commissions paid by us	$0.9631	$0.9631	$1,444,650	$1,661,348
Underwriting discounts and commissions paid by the selling stockholders	$0.9631	$0.9631	$693,432	$797,447
Proceeds to us, before expenses	$15.7869	$15.7869	$23,680,350	$27,232,403
Proceeds to selling stockholders, before expenses	$15.7869	$15.7869	$11,366,568	$13,071,553

The expenses of the offering, not including the underwriting discount, are estimated to be $500,000 and are payable by us.

Shares sold by the underwriters to the public initially will be offered at the initial price to the public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.58 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Price Stabilization and Short Positions

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriters must close out any short position by purchasing shares in the open market. A short position may be created if an underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchased in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or slow a decline in the market price of our common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

No Sales of Similar Securities

We, each of our executive officers and directors, and the selling stockholders have agreed with the underwriters not to dispose of or hedge any of our shares of common stock for 90 days after the date of this prospectus without first obtaining the written consent of Lazard Capital Markets LLC on behalf of the underwriters. The 90-day “lockup” period during which we and our executive officers and directors, the selling stockholders and certain of our stockholders, are restricted from engaging in transactions in our common stock is subject to extension such that, in the event that either (i) during the last 17 days of the “lockup” period, we issue an earnings or financial results release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the “lockup” period, we announce that we will release earnings or financial results during the 16-day period beginning on the last day of the “lockup” period, then in either case the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the issuance of the earnings or financial results release or the occurrence of the material news or material event, as applicable, unless Lazard Capital Markets LLC waives such an extension, in writing, on behalf of the underwriters.

Quotation on the NASDAQ Global Market

Our common stock is listed on the NASDAQ Global Market under the symbol “TRCR.”

Additional Information

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriter may be required to make in respect of those liabilities.

Certain of the underwriters and their respective affiliates and Lazard Frères & Co. LLC have, from time to time, performed, and may in the future perform, various financial advisory, asset management and investment banking services for us, for which they received or will receive customary fees and expenses. Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

To the extent that the offer of the common stock is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below. In relation to each Relevant Member State, each purchaser of shares of common stock (other than the underwriters) will be deemed to have represented, acknowledged and agreed that it will not make an offer of shares of common stock to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State, make an offer of shares of common stock to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any shares of common stock in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares of common stock in any Relevant Member State has the same meaning as in the preceding paragraph.

LEGAL MATTERS

The validity of the common stock will be passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, New York, New York.

EXPERTS

The consolidated balance sheet of Transcend Services, Inc., a Delaware corporation, as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2008, filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2008, have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of Transcend Services, Inc. as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007, filed with the Securities and Exchange Commission, or the Commission, on Form 10-K for the year ended December 31, 2008, have been audited by Habif, Arogeti & Wynne, LLP, or HA&W, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of Transcend Services, Inc. as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2006, filed with the Commission on Form 10-K for the year ended December 31, 2008, have been audited by Miller Ray Houser & Stewart LLP, or MRHS, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

On April 15, 2008, our board of directors, at the recommendation of our audit committee, approved the dismissal of HA&W as our independent registered public accounting firm effective immediately. HA&W was notified of the dismissal on April 15, 2008. HA&W had audited our financial statements for 2007. MRHS, which was acquired by HA&W in January 2008, had audited our financial statements for 2001 through 2006. On April 15, 2008, our board of directors, at the recommendation of the audit committee, approved the appointment of Grant Thornton LLP, as our independent registered public accounting firm.

From January 1, 2006 through April 15, 2008:

•

we did not consult Grant Thornton LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements;

•

neither a written report nor oral advice was provided to us by Grant Thornton LLP that they concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; and

•

we did not consult Grant Thornton LLP regarding any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as defined in Rule 304(a)(1)(v) of Regulation S-K and the related instructions).

The audit reports of HA&W and MRHS on the consolidated financial statements of Transcend Services, Inc. as of and for the years ended December 31, 2007 and 2006, respectively, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The report of HA&W on internal control over financial reporting as of December 31, 2007 expressed an adverse opinion on the effectiveness of our internal control over financial reporting because of the existence of the following material weakness: ineffective controls over accounting for income taxes with respect to the financial impact to us of the exercise of equity-based option awards and stock purchase warrants. Management’s report on internal control over financial reporting was included in Part II, Item 8 of Transcend Services, Inc.’s Form 10-K/A for the year ended December 31, 2007.

In connection with the audits of our consolidated financial statements for each of the years ended December 31, 2007 and 2006 as well as the interim reporting periods preceding the dismissal, there were:

•

no disagreements between us and HA&W or MRHS, respectively, on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of HA&W or MRHS, would have caused HA&W or MRHS to make reference to the subject matter of the disagreement in their reports on our financial statements for such years, and

•	no reportable events within the meaning set forth in Item 304(a)(l)(v) of Regulation S-K, other than the material weakness described above.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and other reports, proxy statements and other information with the Commission. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the Commission in Washington, D.C., 100 F Street N.E., Washington, D.C. 20549. Copies of such materials can be obtained from the Commission’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the Commission at (800) SEC-0330. Additionally, the Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and various other information about us. Our common stock is listed and traded on the NASDAQ Global Market. You may inspect the information we file with the SEC at the NASDAQ’s offices. For further information on obtaining copies of our public filings at the NASDAQ Global Market, you should call (212) 401-8700. Information about us is also available at our website at www.transcendservices.com. However, the information on our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding the securities and us, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s website.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to incorporate by reference information that we file with the Commission, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents, as well as any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act but prior to the termination of any offering of securities made by this prospectus:

•

Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 11, 2009, including the portions of our Proxy Statement on Schedule 14A, filed on April 6, 2009, incorporated by reference therein (as amended by our Annual Report on Form 10-K/A filed on November 5, 2009);

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, filed on May 11, 2009 (as amended by our Quarterly Report on Form 10-Q/A filed on November 5, 2009);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 3, 2009 (as amended by our Quarterly Report on Form 10-Q/A filed on November 5, 2009);

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 9, 2009 (as amended by our Quarterly Report on Form 10-Q/A filed on November 19, 2009);

•

Our Current Reports on Form 8-K filed on January 2, 2009, January 7, 2009, March 27, 2009, April 6, 2009, August 17, 2009, August 28, 2009 (as amended by our Current Reports on Form 8-K/A filed on November 6, 2009, December 3, 2009, and December 4, 2009) , September 3, 2009, and September 17, 2009:and

•	The description of our Common Stock contained in our registration statement on Form 8-A filed with the Commission on January 8, 1990, pursuant to the Exchange Act.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents that are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to:

Transcend Services, Inc.

Attention: Jane Moles

One Glenlake Parkway

Suite 1325

Atlanta, Georgia 30328

Telephone: (678) 808-0600

See the section of this prospectus entitled “Where You Can Find More Information” for information concerning how to read and obtain copies of materials that we file with the Commission. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

TRANSCEND SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(Rounded to the nearest thousand)

	September 30, 2009 (unaudited)	December 31, 2008 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$7,216,000	$12,282,000
Accounts receivable, net of allowance for doubtful accounts of $113,000 and $99,000 at September 30, 2009 and December 31, 2008, respectively	8,855,000	5,929,000
Deferred income tax, net	546,000	288,000
Prepaid income tax	141,000	—
Prepaid expenses and other current assets	264,000	332,000

Total current assets	17,022,000	18,831,000
Property and equipment:
Computer equipment	3,069,000	2,376,000
Software	3,012,000	2,794,000
Furniture and fixtures	595,000	487,000

Total property and equipment	6,676,000	5,657,000
Accumulated depreciation and amortization	(4,835,000)	(3,973,000)

Property and equipment, net	1,841,000	1,684,000
Intangible assets:
Goodwill	23,755,000	4,717,000
Other intangible assets	6,699,000	795,000

Total intangible assets	30,454,000	5,512,000
Accumulated amortization	(820,000)	(530,000)

Intangible assets, net	29,634,000	4,982,000
Deferred income tax, net	—	519,000
Other assets	229,000	79,000

Total assets	$48,726,000	$26,095,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts Payable	$1,017,000	$981,000
Accrued compensation and benefits	2,829,000	1,704,000
Revolving promissory note	—	4,000
Amount payable to related party	2,000,000	—
Note payable to related party	2,000,000	—
Promissory notes payable	1,455,000	477,000
Other accrued liabilities	1,577,000	672,000

Total current liabilities	10,878,000	3,838,000
Long term liabilities:
Promissory notes payable	5,600,000	238,000
Deferred income tax, net	1,245,000	—
Other liabilities	165,000	169,000

Total long term liabilities	7,010,000	407,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at September 30, 2009 and December 31, 2008	—	—
Common stock, $0.05 par value; 15,000,000 shares authorized at September 30, 2009 and December 31, 2008; 8,728,000 and 8,451,000 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	433,000	423,000
Additional paid-in capital	34,248,000	30,439,000
Retained deficit	(3,843,000)	(9,012,000)

Total stockholders’ equity	30,838,000	21,850,000

Total liabilities and stockholders’ equity	$48,726,000	$26,095,000

The accompanying notes are an integral part of these consolidated financial statements.

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and rounded to the nearest thousand,

except earnings per share)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenue	$18,491,000	$12,161,000	$50,387,000	$35,863,000
Direct costs (exclusive of depreciation and amortization)	11,917,000	7,643,000	32,355,000	22,788,000

Gross profit	6,574,000	4,518,000	18,032,000	13,075,000
Operating expenses:
Sales and marketing (exclusive of depreciation and amortization)	391,000	309,000	1,244,000	798,000
Research and development (exclusive of depreciation and amortization)	382,000	230,000	1,115,000	763,000
General and administrative (exclusive of depreciation and amortization)	2,465,000	1,474,000	6,405,000	4,245,000
Depreciation and amortization	357,000	208,000	921,000	605,000

Total operating expenses	3,595,000	2,221,000	9,685,000	6,411,000

Operating income	2,979,000	2,297,000	8,347,000	6,664,000
Other income and expense:
Interest income	1,000	51,000	16,000	109,000
Interest expense	(117,000)	(38,000)	(193,000)	(112,000)

Total other income and (expense)	(116,000)	13,000	(177,000)	(3,000)

Income before income taxes	2,863,000	2,310,000	8,170,000	6,661,000
Income tax provision	1,028,000	826,000	3,001,000	2,382,000

Net income	$1,835,000	$1,484,000	$5,169,000	$4,279,000

Basic earnings per share:
Net earnings per share	$0.21	$0.18	$0.61	$0.51

Weighted average shares outstanding	8,586,000	8,448,000	8,513,000	8,448,000

Diluted earnings per share:
Net earnings per share	$0.20	$0.17	$0.58	$0.49

Weighted average shares outstanding	9,071,000	8,835,000	8,902,000	8,822,000

The accompanying notes are an integral part of these consolidated financial statements.

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and rounded to the nearest thousand)

	Nine months ended September 30,
	2009	2008
Cash flows from operating activities:
Net income	$5,169,000	$4,279,000
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	574,000	2,075,000
Depreciation and amortization	921,000	605,000
Share-based compensation	407,000	259,000
Employment credits—debt forgiveness	—	(23,000)
Changes in assets and liabilities:
Accounts receivable, net	(332,000)	(237,000)
Prepaid income tax, excluding tax benefit for share-based payments	1,087,000	—
Tax benefit for share-based payments	(1,228,000)	—
Prepaid expenses and other current assets	82,000	(5,000)
Other assets	(143,000)	65,000
Accounts payable	(218,000)	248,000
Accrued and other liabilities	(738,000)	(149,000)

Total adjustments	412,000	2,838,000

Net cash provided by operating activities	5,581,000	7,117,000

Cash flows from investing activities:
Capital expenditures	(692,000)	(701,000)
Purchase of business, net of cash acquired	(17,703,000)	(40,000)

Net cash used in investing activities	(18,395,000)	(741,000)

Cash flows from financing activities:
Proceeds from stock options and other issuances of stock	184,000	61,000
Proceeds from borrowings	7,000,000	—
Tax benefit for share-based payments	1,228,000	—
Repayment of promissory notes payable to related parties	—	(1,167,000)
Repayment of promissory notes payable	(660,000)	(165,000)
Repayment of revolving promissory notes	(4,000)	—

Net cash provided by (used in) financing activities	7,748,000	(1,271,000)

Net change in cash and cash equivalents	(5,066,000)	5,105,000
Cash and cash equivalents at beginning of period	12,282,000	4,996,000

Cash and cash equivalents at end of period	$7,216,000	$10,101,000

Supplemental cash flow information:
Cash paid for interest	$30,000	$59,000
Cash paid for interest to related parties	$—	$54,000
Cash paid for income taxes	$1,584,000	$250,000
Non-cash investing and financing activities:
Additional contingent consideration accrued for previous acquisition	$658,000	$26,000
Amount payable to related party in connection with the acquisition of MDSI	$2,000,000	$—
Note payable to related party in connection with the acquisition of MDSI	$2,000,000	$—
Common stock issued in connection with the acquisition of MDSI	$2,000,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

(Unaudited and rounded to the nearest thousand)

	Number of Shares of Series A Preferred Stock	Series A Preferred Stock	Number of Shares of Common Stock	Common Stock	Additional Paid-in Capital	Retained Deficit	Stockholders’ Equity
Balance, December 31, 2008	—	$—	8,451,000	$423,000	$30,439,000	$(9,012,000)	$21,850,000
Net income						5,169,000	5,169,000
Issuance of common stock from stock incentive plans			157,000	4,000	180,000		184,000
Share-based compensation expense					407,000		407,000
Issuance of common stock to acquire business			120,000	6,000	1,994,000		2,000,000
Tax benefit from disqualifying dispositions of stock options and warrants					1,228,000		1,228,000

Balance, September 30, 2009	—	$—	8,728,000	$433,000	$34,248,000	$(3,843,000)	$30,838,000

The accompanying notes are an integral part of this consolidated financial statement.

TRANSCEND SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2009 and 2008

(Unaudited)

1. BASIS OF PRESENTATION

The accompanying financial statements include the accounts of Transcend Services, Inc. (the “Company,” “Transcend,” “we,” or “us”) and for periods prior to May 31, 2008, its wholly-owned subsidiary, Medical Dictation, Inc. (“MDI”) and for the periods after August 31, 2009, its wholly-owned subsidiary, Medical Dictation Service, Inc. (“MDSI”). MDI was merged into the Company on May 31, 2008. All intercompany accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements are unaudited and have been prepared by the management of Transcend in accordance with the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of the consolidated financial position, results of operations and cash flows, have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Form 10-K for the year ended December 31, 2008. Footnote disclosure that substantially duplicates the disclosure contained in that document has been omitted. Certain items previously reported in specific financial statement captions have been reclassified to conform to this presentation.

2. RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162. SFAS 168 establishes the FASB Accounting Standards Codification™ (ASC) as the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities, except for rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative accounting guidance for SEC registrants. The codification became effective as of July 1, 2009, with all of its content carrying the same level of authority, effectively superseding SFAS 162. The Codification is meant to simplify user access to all authoritative accounting guidance by reorganizing U.S. GAAP pronouncements into roughly 90 accounting topics within a consistent structure; its purpose is not to create new accounting and reporting guidance. Following SFAS No. 168, FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead it will issue Accounting Standards Updates. The FASB will not consider Accounting Standards Updates as authoritative in their own right; these updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Adoption of SFAS 168 is not expected to have a material impact on the Company’s financial statements. In the description of Recently Adopted Accounting Standards that follows, references relate to the Codification Topics and Subtopics and their descriptive titles (in italics).

In December 2007, an update was made to Topic 805—Business Combinations. This Update requires that acquisition costs be recognized separately from the acquisition and also requires the recognition of assets and liabilities assumed arising from contractual contingencies as of the acquisition date. This update is effective for the fiscal year beginning January 1, 2009. Topic 740—Income Taxes was also updated to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. The Business Combinations Topic also requires that a Company account for the potential tax effects of temporary differences, carryforwards, and any income tax uncertainties of the company acquired that exist at the acquisition date or that arise as a result of the acquisition in accordance with the Income Taxes Topic. The Company’s adoption of this Business Combinations Topic

Update resulted in the expensing of $84,000 and $267,000 of acquisition costs in the three and nine months ended September 30, 2009, respectively, in connection with the three acquisitions discussed in note 3.

In March 2008, the FASB updated Topic 815—Derivatives and Hedging, to require enhanced disclosures regarding how: (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under the Derivatives and Hedging Topic (SFAS133); and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The update to the Derivatives and Hedging Topic is effective for fiscal years and interim periods beginning after November 15, 2008 with early application being encouraged. The Company does not have any derivative instruments nor is it currently involved in hedging activities and therefore the adoption of this update to Derivatives and Hedging did not have a material impact on the Company’s financial statements.

In April 2008, the FASB issued an update to Topic 350—Intangibles-Goodwill and Other, which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under the Topic Intangibles-Goodwill and Other. The update requires an entity that is estimating the useful life of a recognized intangible asset to consider its historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension that are both consistent with the asset’s highest and best use and adjusted for entity-specific factors under Topic Intangibles—Goodwill and Other. The update is effective for fiscal years beginning after December 15, 2008, and the guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. The Company’s adoption of this update did not have a material effect on its financial statements.

In April 2009, the FASB issued an update to Topic 805, Subtopic 20—Business Combinations. This update amends the guidance in the Business Combinations Topic to require that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If fair value of such an asset or liability cannot be reasonably estimated, the asset or liability would generally be recognized in accordance with Topic 450—Contingencies. This update removes subsequent accounting guidance for assets and liabilities arising from contingencies from the Business Combinations Topic and requires entities to develop a systematic and rational basis for subsequently measuring and accounting for assets and liabilities arising from contingencies. This update to the Business Combinations Topic eliminates the requirement to disclose an estimate of the range of outcomes of recognized contingencies at the acquisition date. For unrecognized contingencies, entities are required to include only the disclosures required by the Contingencies Topic. This update also requires that contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination be treated as contingent consideration of the acquirer and should be initially and subsequently measured at fair value in accordance with the Business Combinations Topic. This update is effective for assets or liabilities arising from contingencies the Company acquires in business combinations occurring after January 1, 2009. This update did not have a material effect on the Company’s financial statements (see note 3).

In April 2009, the FASB issued an update to Topic 825—Financial Instruments. This update requires an entity to provide disclosures about fair value of financial instruments in interim financial information and requires those disclosures in summarized financial information at interim reporting periods. Under this update, a publicly traded company must include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. In addition, entities must disclose, in the body or in the accompanying notes of its summarized financial information for interim reporting periods and in its financial statements for annual reporting periods, the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position, as required by the Financial Instruments Topic. The update to the Financial Instruments Topic is effective for interim reporting periods ending after June 15, 2009. The Company has included this disclosure in this filing (see note 6).

In April 2009, the FASB issued an update to Topic 820—Fair Value Measures and Disclosures. This update affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. This update requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. This update expands certain disclosure requirements in the Fair Value Measures and Disclosures Topic. This update is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Adoption of this update to the Fair Value Measures and Disclosures Topic did not have a material impact on the Company’s financial statements.

In May 2009, the FASB issued an update to Topic 855—Subsequent Events. This update provides guidance on management’s assessment of subsequent events. The Subsequent Events Topic clarifies that management must evaluate, as of each reporting period, events or transactions that occur after the balance sheet date “through the date that the financial statements are issued or are available to be issued.” Management must perform its assessment for both interim and annual financial reporting periods and disclose the date through which an entity has evaluated subsequent events and the basis for that date. Subsequent Events is effective for interim and annual periods ending after June 15, 2009. The Company has included this disclosure in this filing (see note 11).

In August 2009, the FASB issued update 2009-05 to Topic 820—Fair Value Measures and Disclosures. This update provides guidance on the fair value measurement for liabilities for entities that measure liabilities at fair value within the scope of Topic 820. The update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: A valuation technique that uses: (a) the quoted price of the identical liability when traded as an asset or (b) quoted prices for similar liabilities when traded as assets or a valuation technique that is consistent with the principles of Topic 820, such as a present value technique or a market approach that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability. This update is effective for interim and annual reporting periods ending after August 26, 2009, and shall be applied prospectively. Adoption of this update did not have a material impact on the Company’s financial statements (See Note 6).

Recently Issued Accounting Pronouncements Not Yet Adopted

None

3. ACQUISITIONS

On January 1, 2009, the Company completed the acquisition of DeVenture Global Partners, Inc., or DeVenture, in accordance with the Asset Purchase Agreement entered into on December 26, 2008. Transcend purchased substantially all of the assets and assumed certain liabilities of DeVenture to expand the Company’s market share, capitalize on the potential for the acquired business to grow and leverage Transcend’s fixed overhead costs across a larger revenue base. DeVenture’s debt was not assumed. The fixed portion of the purchase price was $4,250,000. Under the terms of the asset purchase agreement, Transcend paid $3,450,000 in cash at closing. The Company established a $400,000 escrow, which was payable to seller upon seller’s delivery of reviewed financial statements and final working capital as of December 31, 2008. In April 2009, this escrow, plus a $64,223 working capital adjustment, was paid to the seller. A second escrow in the amount of $400,000 was established at closing, payable one year after the closing date pending satisfaction of the seller’s representations and warranties. In addition, Transcend paid an earn-out of $60,413 in July 2009 which was equal to twenty percent of the amount that DeVenture’s annualized revenue for the six-month period after closing exceeded its revenue for the ninety day period prior to closing. Including the earn-out, the total purchase price will be $4,374,636 if the second escrow is fully paid. The purchase price paid to date was funded using cash on hand.

The following is a detailed list of the fair value of identifiable assets acquired and liabilities assumed in the DeVenture acquisition:

Accounts Receivable	$554,000
Fixed Assets	17,000
Other Assets	12,000

Total Identifiable Assets	$583,000

Accounts Payable	47,000
Other Liabilities	128,000

Total Identifiable Liabilities	$175,000

Net Identifiable Assets	$408,000

The fair value of accounts receivable acquired approximated gross contractual amounts receivable.

There were no assets or liabilities arising from contingencies that were acquired in the transaction.

Goodwill of $3.1 million was recorded for the DeVenture acquisition. This consisted primarily of the synergies and economies of scale expected from combining the operations of Transcend and DeVenture and the value of the DeVenture assembled workforce.

Transcend allocated the purchase price between goodwill, customer relationships, covenant not to compete and net identifiable assets. All goodwill and intangible assets related to the acquisition of the DeVenture assets are expected to be amortizable and deductible for income tax purposes. The purchase price was allocated as follows:

Net Identifiable assets	$408,000
Customer list	891,000
Covenant not to compete	21,000
Goodwill	3,055,000

Total Purchase price	$4,375,000

The intangible assets, except for goodwill, are amortized over their useful lives. The customer list is being amortized over ten years and the covenant not to compete over five years.

DeVenture revenue and net income of $1,452,000 and $279,000, respectively, are included in the Company’s Consolidated Statement of Operations for the three months ended September 30, 2009. DeVenture revenue and net income of $3,923,000 and $443,000, respectively, are included in the Company’s Consolidated Statements of Operations for the nine months ended September 30, 2009. DeVenture net income for the nine months ended September 30, 2009 includes acquisition transaction costs of $15,000 in general and administrative expense.

On April 1, 2009, the Company completed the acquisition of the domestic medical transcription business of Transcription Relief Services, Inc. (“TRS”) in accordance with the Asset Purchase Agreement entered into on March 26, 2009. Transcend purchased the TRS assets and assumed certain liabilities of TRS to expand the Company’s market share, capitalize on the potential for the acquired business to grow and leverage Transcend’s fixed overhead costs across a larger revenue base. TRS’s debt was not assumed. The fixed portion of the purchase price was $4,500,000. Transcend paid $4,000,000 in cash at closing. In May 2009, Transcend paid an additional $500,000 upon the seller’s delivery of reviewed financial statements and final working capital as of March 31, 2009 and a working capital adjustment of $11,000. A contingent payment, due in 2010, will be based on fourth quarter 2009 revenue and sold backlog at December 31, 2009, subject to an overall cap of $3,000,000. Based on the projections at closing, the Company has estimated the contingent payment to be approximately $354,000 (included in other accrued liabilities on the balance sheet). The actual amount paid may be different from this estimate and the difference will be recognized in current operations in accordance with Topic 805—Business Combinations. The inclusion of the estimated earnout increased the estimated total purchase price to $4,865,000. The purchase price that has been paid was funded using cash on hand.

The following is a detailed list of the fair value of identifiable assets acquired and liabilities assumed in the TRS acquisition:

Accounts Receivable	$776,000
Fixed Assets	58,000
Other Assets	9,000

Total Identifiable Assets	$843,000

Accounts Payable	22,000
Benefits Payable	89,000
Other Liabilities	33,000

Total Identifiable Liabilities	$144,000

Net Identifiable Assets	$699,000

The fair value of accounts receivable acquired approximated gross contractual amounts receivable.

There were no assets or liabilities arising from contingencies that were acquired in the transaction.

Goodwill of $2.8 million was recorded for the TRS acquisition. This consisted primarily of the synergies and economies of scale expected from combining the operations of Transcend and TRS and the value of the TRS assembled workforce. Transcend allocated the purchase price between goodwill, customer relationships, covenant not to compete and net identifiable assets. All goodwill and intangible assets related to the acquisition of the TRS assets are expected to be amortizable and deductible for income tax purposes. As permitted, the Company expects to finalize the purchase price allocation within one year of the purchase date. The Company does not expect any changes to the purchase price allocation to materially increase or decrease amortization expenses, but they may have a material effect on the amount of recorded goodwill and other intangible assets. The purchase price (including the estimated contingent payment) was allocated as follows:

Net Identifiable assets	$699,000
Customer list	1,345,000
Covenant not to compete	47,000
Goodwill	2,774,000

Total Purchase price	$4,865,000

Intangible assets, except for goodwill, are amortized over their useful lives. The customer list is being amortized over ten years and the covenant not to compete over five years.

TRS revenue and net income of $1,564,000 and $117,000, respectively, are included in the Company’s Consolidated Statement of Operations for the three months ended September 30, 2009. TRS revenue and net income of $3,455,000 and $220,000, respectively, are included in the Company’s Consolidated Statement of Operations for the nine months ended September 30, 2009. TRS net income for the nine months ended September 30, 2009 includes acquisition transaction costs of $160,000 in general and administrative expense.

On August 31, 2009 Transcend purchased from Dorothy K. Fitzgerald, all issued and outstanding shares of common stock of Medical Dictation Services Inc (“MDSI”). Headquartered in Gaithersburg, Maryland, MDSI is a leading medical transcription company with approximately 450 employees providing service to approximately 30 customers located predominantly in the mid-Atlantic region of the United States. Transcend purchased MDSI to capitalize on the potential for the acquired business to grow, leverage Transcend’s fixed overhead costs across a larger revenue base and increase its presence in the Mid-Atlantic region of the United States.

Transcend acquired all issued and outstanding shares of MDSI common stock for an estimated purchase price of $15,580,000, subject to certain post-closing adjustments. Payment of the purchase price was and will be made as follows: (a) $9,310,000 in cash paid at closing; (b) $2,000,000 in cash payable within 30 days after receipt of interim financial statements and audited financial statements for the last two fiscal years (paid in October 2009); (c) a one-year 5% $2,000,000 promissory note payable to the selling stockholder; (d) $2,000,000 of Transcend common stock (119,940 shares) delivered at closing, and (e) an estimated payment of $270,000 for a working capital adjustment. The actual amount paid for the working capital adjustment may be different from this estimate and the differences will be recognized in current operations in accordance with Topic 805—Business Combinations. The Company entered into a registration rights agreement with Ms. Fitzgerald dated August 31, 2009, providing her with “piggyback” registration rights. The cash portion of the purchase price paid at closing was funded with $7 million of proceeds from the loan and security agreement with Regions Bank described in Note 7 and the remaining $2.3 million was funded with cash on hand.

The following is a detailed list of the fair value of identifiable assets acquired and liabilities assumed in the MDSI acquisition:

Cash	$494,000
Accounts Receivable	1,264,000
Fixed Assets	21,000
Deferred Tax Asset	366,000
Other Assets	33,000

Total Identifiable Assets	$2,178,000

Accounts Payable	185,000
Salaries and Benefits Payable	1,910,000
Other Liabilities	14,000

Total Identifiable Liabilities	$2,109,000

Net Identifiable Assets	$69,000

The fair value of accounts receivable acquired approximated gross contractual amounts receivable.

There were no assets or liabilities arising from contingencies that were acquired in the transaction.

Goodwill of $13.2 million was recorded for the MDSI acquisition. This consisted primarily of the synergies and economies of scale expected from combining the operations of Transcend and MDSI and the value of the MDSI assembled workforce. Transcend has initially allocated the purchase price between goodwill, customer relationships and related deferred tax liability, covenant not to compete and net identifiable assets. Since this transaction was a stock purchase, goodwill and intangibles will not be deductible for income tax purposes. As permitted, the Company expects to finalize the purchase price allocation within one year of the purchase date. The Company does not expect any changes to the purchase price allocation to materially increase or decrease amortization expenses, but there could be a material effect on the allocation between goodwill and other intangible assets. As of September 30, 2009, the purchase price was allocated as follows:

Net Identifiable assets	$69,000
Customer list	3,500,000
Covenant not to compete	100,000
Goodwill	13,209,000
Deferred tax liability	(1,298,000)

Total Purchase price	$15,580,000

Intangible assets, except for goodwill, are amortized over their useful lives. The customer list is being amortized over ten years and the covenant not to compete over five years.

MDSI revenue and net loss of $1,240,000 and $5,000, respectively, are included in the Company’s Consolidated Statements of Operations for both the three and nine months ended September 30, 2009. MDSI net income includes acquisition transaction costs of $75,000 in general and administrative expense.

Unaudited pro forma revenue and net income of the combined entity had the DeVenture, TRS and MDSI acquisitions been completed at the beginning of each year presented are as follows:

	SUPPLEMENTAL PRO FORMA INFORMATION
	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenue	$20,921,000	$18,372,000	$61,786,000	$53,163,000
Net Income	$1,763,000	$1,419,000	$5,122,000	$3,706,000

During the quarter ended March 31, 2008, the Company accrued for an additional $39,000 earn-out related to the December 31, 2005 acquisition of PracticeXpert.

4. MAJOR CUSTOMERS

No single customer accounted for greater than 10% of total revenue for the three and nine months ended September 30, 2009 and 2008. The Company provides medical transcription services under individual contracts to customers that are members of a group of hospitals known as Health Management Associates (“HMA”). Revenue attributable to members of this group comprised 15.5 % and 21.2% of the Company’s total revenue for the three months ended September 30, 2009 and 2008, respectively, and 17.2% and 22.3% of the Company’s total revenue for the nine months ended September 30, 2009 and 2008, respectively. The decrease in percent in 2009 from 2008 is due primarily to the additional revenue from the businesses acquired in 2009.

On September 11, 2009, the Company announced that it had entered into a five-year single-source contract to provide medical transcription services to HMA. Prior to signing this agreement, Transcend had individual contracts with approximately 45 of HMA’s 56 hospitals. The new agreement expands the existing relationship between Transcend and HMA to include the remaining 11 HMA hospitals which are currently using other transcription service providers. These hospitals are expected to be transitioned to Transcend over a six-month period starting on October 1, 2009. In addition, pursuant to the terms of the agreement, any future hospitals acquired or managed by HMA will transition to Transcend as soon as practicable. HMA’s hospitals also have approximately 80 transcriptionists who were offered the opportunity to join the Transcend team in October, 2009.

5. GOODWILL AND OTHER INTANGIBLE ASSETS

The Company accounts for goodwill and other intangible assets in accordance with the provisions of FASB ASC Topic 350—Intangibles-Goodwill and Other. Under this Topic, goodwill and intangible assets that have indefinite useful lives are tested at least annually for impairment rather than being amortized like intangible assets with finite useful lives, which are amortized over their useful lives. A portion of the respective purchase prices of the acquisitions of MDI and PracticeXpert in 2005, OTP Technologies, Inc. (“OTP”) in 2007 and DeVenture, TRS and MDSI in 2009 were attributed to goodwill and other intangible assets.

Other Intangible Assets

(Rounded to the nearest thousand)

	Useful Life in Years	September 30, 2009 (unaudited)			December 31, 2008
		Gross Assets	Accumulated Amortization	Net Assets	Gross Assets	Accumulated Amortization	Net Assets
Amortized intangible assets:
Covenants not to compete	5	$218,000	$56,000	$162,000	$50,000	$39,000	$11,000
Customer relationships	5-10	6,481,000	764,000	5,717,000	745,000	491,000	254,000

Total intangible assets		$6,699,000	$820,000	$5,879,000	$795,000	$530,000	$265,000

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with FASB ASC Topic 825—Financial Instruments, the carrying value of short-term debt, which totaled $3,455,000 as of September 30, 2009 and $481,000 as of December 31, 2008, was estimated to approximate its fair value. The carrying value of long-term debt of $5,600,000 at September 30, 2009 and $238,000 at December 31, 2008 approximated fair value. The fair value of debt is estimated based on approximate market interest rates for similar issues. The Company’s other financial instruments, including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of those assets and liabilities.

7. BORROWING ARRANGEMENTS

Revolving Promissory Note and Term Loan

The Company maintained a four year credit facility with Healthcare Finance Group (“HFG”). The HFG facility was due to mature on December 31, 2009 and was initially comprised of up to $3.6 million on an accounts receivable-based revolving promissory note and up to $2.0 million of term loans to fund acquisitions. The term loan portion expired on December 31, 2007. As a part of the agreement with HFG, the Company issued a warrant to HFG to purchase 100,000 shares of Transcend common stock at an exercise price of $2.25 per share. The fair value of the warrant at grant date was estimated to be $74,000 and was being amortized into interest expense over the life of the credit facility. On June 20, 2007, HFG exercised the warrant, receiving 89,008 unregistered shares of Transcend common stock in a cashless exercise. On August 31, 2009, the Company terminated its credit facility with HFG. The facility was scheduled to mature on December 31, 2009 but was terminated in advance in order to secure new financing from Regions Bank. In the quarter ended September 30, 2009, Transcend wrote off the unamortized financing costs related to the HFG facility and Transcend incurred an early termination fee of $10,000 that was paid to HFG at closing. HFG released all claims to Transcend’s assets held as security for the facility.

On August 31, 2009, Transcend and MDSI entered into a loan and security agreement with Regions Bank. Transcend and MDSI are both “borrowers” under the new loan and security agreement, which replaces the Company’s previous credit facility with HFG. The new agreement includes a one-time term loan of $7.0 million for the costs and expenses of, and to the extent necessary a portion of the purchase price for, the purchase of MDSI. The loan and security agreement also provides for up to $5.0 million in a revolving loan commitment based on eligible accounts receivable. Transcend may use proceeds of the revolving loan only for working capital, general corporate purposes, and for specified acquisitions. The maximum amount of the revolving loan may be increased at the discretion of Regions Bank to $8.0 million. The term loan is payable in monthly installments of $155,556 beginning December 1, 2009 and ending August 1, 2013. The revolving loan commitment expires on August 31, 2010. Borrowings bear interest at a rate based on the current LIBOR, and are secured by substantially all of the borrowers’ assets.

The loan and security agreement contains representations and warranties, as well as affirmative, reporting and negative covenants customary for financings of this type. Among other things, the loan and security agreement restricts the borrowers from incurring certain additional debt, prohibits the borrowers from creating, permitting or allowing certain liens on their property, restricts the payment of dividends, distributions and other specified equity related transactions by Transcend, and prohibits certain borrowings and specified transactions with affiliates. The loan and security agreement also requires the maintenance of a specified minimum fixed charge coverage ratio, tangible net worth, and cash flow leverage, as defined in the agreement. As of September 30, 2009, the Company was in compliance with all covenants of the agreement.

MDI Promissory Note

On January 31, 2005, the Company entered into a three-year, $3.5 million promissory note in conjunction with the purchase of MDI. The note was secured by the common stock of MDI and bore interest at 5.0%. The note repayment terms were as follows:

•	On January 31, 2006, one-third of the principal payable together with all accrued but unpaid interest.

•	On January 31, 2007, one-half of the remaining principal together with all accrued but unpaid interest.

•	On January 31, 2008, the remaining principal together with all accrued but unpaid interest.

On August 15, 2005, the holder of the $3.5 million promissory note reduced the principal amount of the note by $100,000 in consideration for 35,971 unregistered shares of Transcend’s common stock issued at $2.78 per share, or 110% of fair market value. On December 26, 2005, the holder of the promissory note reduced the principal amount of the note by an additional $300,000 in consideration for 140,815 unregistered shares of Transcend’s common stock issued at $2.13 per share, or 105% of fair market value. As of December 31, 2007, the balance of the note was $1.2 million, which was subsequently paid with available cash in the first quarter of 2008.

DCOA Promissory Note

On April 6, 2005, the Company fulfilled the prerequisites for receiving the proceeds under a promissory note dated March 1, 2005 payable to the Development Corporation of Abilene, Inc. (“DCOA”) in the principal amount of $1.0 million (the “Promissory Note”). Transcend received $850,000 under the Promissory Note on April 7, 2005 and was pre-funded $150,000 under the Promissory Note on March 31, 2005. The Promissory Note was initially secured by a $150,000 letter of credit from a bank and certain furniture and equipment. The letter of credit was released December 7, 2005 and the remaining collateral shall be released as the principal balance of the Promissory Note is reduced. The Promissory Note relates to the Agreement for Financial Assistance by and between DCOA and Transcend effective as of March 1, 2005 that was approved by DCOA on March 4, 2005 and amended on June 6, 2006 (collectively, the “Agreement”). Under the terms of the Agreement, DCOA agreed to provide up to $2 million of interest-free, secured loans to Transcend (the “Loans”). In return, Transcend established and operated a medical transcription training center and regional office in Abilene, Texas. In addition, Transcend agreed to recruit, hire and train up to 208 medical transcription professionals, the majority of whom were to be recruited from Abilene or the area surrounding Abilene, as defined in the Agreement. DCOA offered the Loans to Transcend in two increments of $1 million each in return for Transcend recruiting, hiring and training up to 104 medical transcription professionals for each Loan. The Promissory Note was the first such Loan. During 2007, the Company was informed by the DCOA that the second $1 million loan was no longer available.

Transcend and DCOA intended for the Promissory Note to be paid by Transcend using quarterly training credits and annual job creation/retention incentive credits provided to Transcend by DCOA as defined in the Agreement. Principal reductions of the Promissory Note effected through quarterly training credits and annual earned job creation incentive credits, not cash, totaled $349,000 through November 30, 2008.

On December 1, 2008, Transcend entered into a new agreement with the DCOA whereby the DCOA reduced the loan principal by $101,000 in exchange for agreement by Transcend to retire the debt three years earlier than agreed and the cancellation of potential future credits earned through training and job creation. In the fourth quarter of 2008, this reduction was booked to direct costs as were previous training and job credits earned. Transcend agreed to pay DCOA six quarterly payments of $92,000 commencing January 1, 2009 with the final payment due April 1, 2010 to satisfy the remaining principal amount. The note will continue to carry a zero percent interest rate. The note was paid off in advance in August 2009 and the principal balance on the Promissory Note was $0 as of September 30, 2009.

OTP Promissory Note

On January 16, 2007, the Company entered into a three year, $330,000 unsecured promissory note in conjunction with the purchase of OTP. The note bears interest at 5.0% and the principal is to be repaid as follows: $110,000 on January 16, 2008; $55,000 on July 16, 2008; $55,000 on January 16, 2009; $55,000 on July 16, 2009; and $55,000 on January 16, 2010. As of September 30, 2009, the balance of the promissory note was $55,000.

MDSI Promissory Note

On August 31, 2009, the Company entered into a one year, $2,000,000 unsecured promissory note at 5% interest, payable to Dorothy Fitzgerald in conjunction with the purchase of MDSI. All principle and interest are due and payable at maturity.

8. TRANSACTIONS WITH RELATED PARTIES

The Company purchased the assets of OTP on January 16, 2007 for a purchase price of $1,070,000, of which $520,000 was payable in cash, $330,000 in a promissory note and $220,000 (60,274 shares) in Transcend unregistered common stock. In addition, Transcend paid $40,000 of additional consideration in January 2008 based on revenue achieved in 2007. The promissory note is payable to OTP. The owners of OTP, James and Sharon Vonderhaar, were employed by the Company until April 1, 2007 and February 5, 2008, respectively.

Susan McGrogan was promoted to President and Chief Operating Officer (COO) of the Company on August 13, 2009. She had previously served as COO. Ms. McGrogan is also the co-founder of MDI, which was purchased by Transcend on January 31, 2005. In conjunction with the purchase of MDI, the Company entered into a $3.5 million promissory note payable to Ms. McGrogan, the terms of which are described in Note 7, “Borrowing Arrangements.” During the first quarter of 2008, the Company repaid $1.2 million as the final installment on the note plus $59,000 of accrued interest.

As described in note 3, “Acquisitions” Transcend acquired all issued and outstanding shares of MDSI common stock from Dorothy Fitzgerald for an estimated purchase price of $15,580,000. Payment of the purchase price included a $2,000,000 payment due at the delivery of audited financial statements and a $2,000,000 promissory note payable to Ms. Fitzgerald, the terms of which are described in note 7, “Borrowing Arrangements.” In addition, the Company entered into a registration rights agreement dated August 31, 2009, providing Ms. Fitzgerald with “piggyback” registration rights. Ms. Fitzgerald is currently employed by the Company.

9. STOCK-BASED COMPENSATION

The Company has six stockholder-approved stock incentive plans (the “Plans”) for its key employees, directors and key consultants. The Plans provide for the grant of incentive stock options, nonqualified stock options, restricted stock awards, and, in the case of the plans approved by the shareholders on May 10, 2007 and May 19, 2009, restricted stock units and stock appreciation rights. The Company intends to grant new awards under the 2009 stock incentive plan only. The options are granted at fair market value, as defined in the option agreement, on the date of grant. There are 352,426 shares available for issuance at September 30, 2009.

On January 1, 2006, the Company adopted, using a modified version of prospective application, FASB ASC Topic 718—Compensation-Stock Compensation. This Topic requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values at the date of grant.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. The following assumptions were used for all options granted during the quarter ending September 30, 2009: dividend yield of 0%; volatility of 115.2%; risk-free interest rate of 2.06%; expected forfeiture rate of 50%; a weighted average exercise price of $16.34; and a weighted average expected life of 4.0 years. Transactions involving the Company’s stock options for the nine months ended September 30, 2009 were as follows:

	Number of Shares Subject to Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value*
Outstanding at December 31, 2008	912,267	$6.90	7.7 years
Granted	62,500	14.76
Forfeited	(8,500)	12.86
Exercised	(67,350)	2.75
Outstanding at September 30, 2009	898,917	7.70	7.3 years	$8,782,419

*	The aggregate intrinsic value is based on a closing stock price of $17.47 as of September 30, 2009.

In the current quarter, the Company issued restricted stock to certain participants under the 2009 plan. The following assumptions were used for all restricted stock granted during the quarter ending September 30, 2009: dividend yield of 0%; volatility of 115.2%; risk-free interest rate of 2.06%; expected forfeiture rate of 50%; a weighted average exercise price of $0; and a weighted average expected life of 3.6 years. Transactions involving the Company’s restricted stock for the nine months ended September 30, 2009 were as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested stock outstanding at December 31, 2008	—	$
Granted	89,000		16.34
Forfeited	—
Vested	—
Non-vested Stock outstanding at September 30, 2009	89,000		$16.34

The Company recognized equity-based compensation expense under FASB ASC Topic 718—Compensation-Stock Compensation of approximately $149,000 and $407,000 for the three and nine months ended September 30, 2009, respectively, and $112,000 and $259,000 for the three and nine months ended September 30, 2008, respectively. As of September 30, 2009, the Company had approximately $1,870,000 of future equity-based compensation expense which it expects to record in its statements of operations through 2013.

10. INCOME TAXES

The Company determines its periodic income tax provision based upon the current period taxable income and the annual estimated tax rate for the Company adjusted for any change to prior period estimates. The estimated tax rate is revised, if necessary, as of the end of each successive interim period during the fiscal year to the Company’s current annual estimated tax rate.

The Company’s pre-2009 federal net operating loss carryforwards have been fully utilized in 2009. The Company acquired federal net operating loss carryforwards from the acquisition of MDSI of $994,000, which it expects to utilize by the end of 2011. These losses are subject to Internal Revenue Code Section 382, Limitation On Net Operating Loss Carryforwards and Certain Built-in Losses Following Ownership Change. The carryforwards would be forfeited if the subsidiary is shut down, but the Company currently expects to continue to operate the subsidiary until all carryforwards can be utilized.

Transcend’s effective income tax rate was approximately 35.9 % and 35.8% for the three months ended September 30, 2009 and 2008, respectively, and 36.7 % and 35.8 % for the nine months ended September 30, 2009 and 2008 respectively.

11. SUBSEQUENT EVENT

In accordance with FASB ASC Topic 855—Subsequent Events, the Company evaluated all events or transactions that occurred after September 30, 2009 up through November 6, 2009, the date these financial statements were issued. During this period, no material recognizable subsequent events occurred.

PROSPECTUS

$75,000,000

Debt Securities

Preferred Stock

Common Stock

Warrants

We may from time to time offer to sell any combination of debt securities, Preferred Stock ($0.01 par value), Common Stock ($0.05 par value) and warrants described in this prospectus in one or more offerings. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $75,000,000. The selling stockholders may also offer up to 1,500,000 shares of our Common Stock in one or more offerings at varying prices. We will not receive any proceeds from sales made by the selling stockholders.

This prospectus provides a general description of securities that may be offered and sold from time to time. Each time securities are sold, we will provide their specific terms in one or more supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

Our securities may be offered by us or one or more of the selling stockholders, from time to time, to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis, at prices and on other terms to be determined at the time of offering. If agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. See “Plan of Distribution”.

Our Common Stock is listed on the NASDAQ Global Market under the symbol “TRCR.” Our prospectus supplement will indicate if any other securities offered hereby are listed on any securities exchange.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2009

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ABOUT THIS PROSPECTUS

Overview

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may offer to sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000, and the selling stockholders may offer up to an additional 1,500,000 shares of our Common Stock in one or more offerings. This prospectus provides you with a general description of the securities which may be offered. Each time securities are sold under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information” and “Information Incorporated by Reference.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

References in this prospectus to “Transcend Services,” the “Company,” “we,” “us” and “our” refer to Transcend Services, Inc., and such references with respect to dates or time periods after August 31, 2009, also include our wholly owned subsidiary Medical Dictation Services, Inc. References in this prospectus to “Transcend” refer solely to Transcend Services, Inc. with respect to all dates and time periods.

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PROSPECTUS SUMMARY

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information” and “Information Incorporated by Reference.“

The Company

Our Business

We are the third largest medical transcription company in the United States. We serve approximately 250 customers nationwide. We estimate that our potential target market is approximately $2.5 billion, comprised primarily of approximately 4,900 community hospitals in the United States. Our mission is to provide accurate and timely documentation of the patient/medical provider encounter at a competitive price. Customer service is crucial to our success, and we are consistently ranked among the top medical transcription service organizations in the industry by KLAS, an independent healthcare industry research firm. Our approximately 2,000 home-based domestic medical language specialists (transcriptionists), supplemented by our offshore partners, provide high quality medical documents and fast turnaround times, resulting in high customer retention rates, which have averaged more than 96% (measured by revenues) over the last three years. We develop and utilize an array of technology solutions to support the transcription process, including robust voice capture systems, state-of-the-art speech recognition technology, our proprietary BeyondTXT transcription platform and various customer-specific systems. We believe we are well-positioned to benefit from the increasing adoption and use of electronic medical record, or EMR, because the data and narrative content we create comprise key portions of EMRs.

Hospitals have the flexibility of choosing between our two primary service delivery options. Customers with their own in-house transcription platforms can partner with us to provide medical transcription services directly on their platform. Customers deciding to outsource this function can outsource the entire transcription process to us, in which case we provide our services through our BeyondTXT transcription platform.

Our revenue is recurring in nature, which we believe results from our customers’ ongoing, mission-critical need to document each doctor-patient encounter and our consistently high service levels, resulting in high customer retention rates. Since we are paid directly by hospitals and other providers, we have no insurance-related reimbursement risk.

Corporate Information

Transcend Services, Inc. is a Delaware corporation. Our principal executive offices are located at One Glenlake Parkway, Suite 1325, Atlanta, Georgia 30328. Our telephone number is (678) 808-0600. Our website address is www.transcendservices.com. Information contained on our website is not part of this prospectus.

The Offering

We may sell up to an aggregate of $75.0 million of the following securities from time to time:

•	debt;

•	shares of our Preferred Stock;

•	shares of our Common Stock; or

•	warrants for the purchase of any of the above securities.

When we use the term securities in this prospectus, we mean any of the securities we may offer with this prospectus from time to time, unless we indicate otherwise. When we issue new securities, we may offer them for sale to or through underwriters, dealers and agents, including our subsidiaries, or directly to purchasers. The applicable prospectus supplement will include any required information about the firms we or the selling stockholders use and the discounts or commissions payable to them for their services.

The selling stockholders may sell up to 1,500,000 shares of our common stock from time to time.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for each of the years ended December 31, 2004 to 2008 and the nine months ended September 30, 2009 is as follows :

	For the Year Ended December 31,					Nine Months Ended September 30, 2009
	2004	2005	2006	2007	2008
Ratio of earnings to fixed charges (1)	13.1:1	(2)	3.6:1	19.4:1	60.2:1	43.3:1

(1)	For purposes of computing this ratio of earnings to fixed charges, fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, and an estimate of the interest component of rental expense. Earnings consist of income (loss) before income taxes plus (a) fixed charges, and (b) amortized premiums, discounts and capitalized expenses related to indebtedness; less (a) interest capitalized. We have not included a ratio of earnings to combined fixed charges and Preferred Stock dividends because we do not have any Preferred Stock outstanding as of the date of this prospectus.

(2)	In 2005, fixed charges exceeded earnings by $1,189,000.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the specific risks set forth under “Risk Factors” in the applicable prospectus supplement, under “Risk Factors” under Item 1A of Part I of our annual report on Form 10-K for the year ended December 31, 2008, and under “Risk Factors” under Item 1A of Part II of our subsequent quarterly reports on Form 10-Q, each of which are incorporated by reference in this prospectus, before making an investment decision. Risks and uncertainties which we currently deem immaterial also may materially harm our business operations, results and financial condition.

FORWARD LOOKING STATEMENTS

Certain statements in this prospectus or incorporated by reference herein may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based upon current assumptions, expectations and beliefs concerning future developments and their potential effect on our business. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those referred to at “Risk Factors” above. These forward-looking statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “anticipate,” and similar expressions are used to identify these forward looking statements, but their absence does not mean that a statement is not forward looking. Forward-looking statements in this prospectus or incorporated by reference herein may include, but are not limited to, any statements regarding:

•	demand for medical transcription services;

•	the impact of government regulation and managed care;

•	outsourcing trends;

•	our ability to complete and integrate acquisitions and manage future growth;

•	our ability to generate new customer accounts;

•	our ability to generate new business by working with technology partners;

•	our ability to maintain technological leadership;

•	the adequacy of our capital and our ability to obtain needed capital; and

•	the ability to obtain and maintain required technology such as third party software.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of securities under this prospectus to:

•	fund future acquisitions;

•	reduce outstanding indebtedness, if any; and

•	provide working capital and cash reserves to facilitate reaching our strategic goals.

The amounts actually expended for each purpose may vary significantly and are subject to change in our discretion depending upon factors such as economic or industry conditions, changes in the competitive environment and strategic opportunities that may arise. We will set forth in the particular prospectus supplement our intended uses for the net proceeds we receive from the sale of our securities, and the approximate amount intended to be used for each such purpose. At that time, we will also provide appropriate information regarding indebtedness we intend to discharge, and assets or businesses we intend to acquire, utilizing the proceeds. Pending the uses described above, we plan to invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

We will not receive any proceeds from sales made by the selling stockholders.

SELLING STOCKHOLDERS

We are registering for resale up to 1,500,000 shares of our outstanding common stock held by certain of our stockholders who may also be our employees, executive officers or directors. The common stock to be sold by the selling stockholders was acquired in 1995 when Transcend Services, Inc. and TriCare, Inc. merged, upon conversion of Series A Convertible Preferred Stock acquired in 1997, upon conversion of Series B Preferred Stock acquired in 2000, in a private placement as part of the 2005 acquisition by Transcend of Medical Dictation, Inc., upon the exercise of options or pursuant to one or more of our equity incentive plans, or in open market purchases. Common stock issued pursuant to our equity incentive plans has been registered with the SEC on a registration statement on Form S-8.

The prospectus supplement for any offering of our common stock by the selling stockholders will include the following information:

•	the name of each selling stockholder;

•	the nature of any position, office or other material relationship which each selling stockholder has had within the last three years with us or any of our predecessors or affiliates;

•	the number of shares of common stock held by each selling stockholder prior to the offering;

•	the number of shares of common stock to be offered for each selling stockholder’s account; and

•	the number, and, if required by law, the percentage of outstanding shares of common stock held by each of the selling stockholders before and after the offering.

Because the selling stockholders may be deemed to be “underwriters” under the Securities Act, the selling stockholders must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act.

PLAN OF DISTRIBUTION

We and the selling stockholders may sell the securities offered by this prospectus from time to time in one or more transactions, including:

•	directly to one or more purchasers;

•	through agents;

•	to or through one or more underwriters, brokers or dealers;

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus and the manner in which the selling stockholders (and any of their pledgees, assignees, and successors in interest), may sell the common stock, include through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

In addition, the selling stockholders also may sell their shares in accordance with Rule 144 or other exemptions available under the Securities Act rather than under this prospectus.

We or the selling stockholders may enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us or the selling stockholders, as applicable, to close out its short positions;

•	sell securities short and redeliver such shares to close out our or the selling stockholders’ short positions;

•

enter into option or other types of transactions that require us or the selling stockholders, as applicable, to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•

loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

We or the selling stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may be underwriters and may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, including financial institutions, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We or the selling stockholders will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. We or the selling stockholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. We or the selling stockholders may grant underwriters an option to purchase additional securities to cover over-allotments. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we or the selling stockholders will enter into with the underwriters at the time of the sale to them.

The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We or the selling stockholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We or the selling stockholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we or the selling stockholders may enter into agreements with such underwriters or agents pursuant to which we or the selling stockholders receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We or the selling stockholders may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We or the selling stockholders may choose to sell the offered securities directly in jurisdictions where we are authorized to do so. In such cases, no underwriters or agents would be involved.

Institutional Purchasers

We or the selling stockholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We or the selling stockholders will enter into such delayed contracts only with institutional purchasers that we or the selling stockholders, as applicable, approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We or the selling stockholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act and to reimburse them for certain expenses. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the common stock, which is traded on the NASDAQ Global Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of our preferred stock on any securities exchange or quotation system.

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 5110(h).

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities, subordinated debt securities or junior subordinated debt securities in one or more series. The specific terms of any series of debt securities will be described in the applicable prospectus supplement relating to that series of debt securities. The following description of the debt securities and any description of debt securities in a prospectus supplement is only a summary and is subject to and qualified in its entirety by reference to the applicable indenture relating to such debt securities, a copy of which we will file with the SEC in connection with the issuance of any such debt securities.

Terms Specified in Prospectus Supplement

The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	the classification as senior debt securities, subordinated debt securities or junior subordinated debt securities and the specific designation;

•	the aggregate principal amount, purchase price and denomination;

•	the priority of payments on such securities;

•	the currency in which such debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on such debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•

whether we will issue such debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue such debt securities in definitive form and under what terms and conditions;

•

the terms on which holders of such debt securities may convert or exchange such securities into or for common or preferred stock or other securities of ours offered hereby, into or for common or preferred stock or other securities of an entity affiliated with us or debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange;

•	the price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted;

•

information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for such debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

•	the depository for global certificated securities, if any;

•	with respect to junior subordinated debt securities, information regarding the trustee;

•	any other specific terms of such debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations;

•	the terms and conditions of any restrictions on our ability to create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance; and

•	the terms and conditions of any restrictions on our ability to merge or consolidate with any other person or to sell, lease or convey all or substantially all of our assets to any other person.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present such securities for transfer, in the manner, at the places and subject to the restrictions stated in such debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture. If any of the securities are to be held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Subordination Provisions

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions applicable to such debt securities. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the subordinated indenture. The indenture for any subordinated debt securities will define the applicable senior indebtedness. Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

The applicable prospectus supplement will describe the circumstances under which we may withhold payment of principal of, or any premium or interest on, any subordinated debt securities. In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or their representatives or trustees in accordance with the priorities then existing among such holders as calculated by us until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered to, the holders of the senior indebtedness or their representatives or trustees at the time outstanding in accordance with the priorities then existing among such holders as calculated by us for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

Events of Default

The indenture for any senior debt securities will provide holders of the securities with the terms of remedies if we fail to perform specific obligations, such as making payments on the debt securities or other indebtedness, or if we become bankrupt. Holders should review these provisions and understand the circumstances that constitute an event of default and the circumstances that do not. The indenture may provide for the issuance of debt securities in one or more series and may provide that an event of default may be determined on a series by series basis. The events of default will be defined under the indenture and described in the applicable prospectus supplement. The prospectus supplement will contain:

•

the terms and conditions, if any, by which the securities holders may declare the principal of all debt securities of each affected series and interest accrued thereon to be due and payable immediately; and

•	the terms and conditions, if any, under which all of the principal of all debt securities and interest accrued thereon shall be immediately due and payable.

The prospectus supplement also will contain a description of the method by which the holders of the outstanding debt securities may rescind declarations of acceleration and waive past defaults of the debt securities.

The indenture will contain a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any trust or power at the request of holders. The prospectus supplement will contain a description of the method by which the holders of outstanding debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred on the trustee.

The indenture will provide that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest. The prospectus supplement will contain a description of the circumstances under which a holder may exercise this right. The indenture will contain a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge

The prospectus supplement will contain a description of our ability to eliminate most or all of our obligations on any series of debt securities prior to maturity provided we comply with the provisions described in the prospectus supplement. We will also have the ability to discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as “defeasance.” We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants limiting liens and consolidations, mergers, and asset sales, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called “covenant defeasance.” The conditions we must satisfy to exercise covenant defeasance with respect to a series of debt securities will be described in the applicable prospectus supplement.

Modification of the Indenture

The prospectus supplement will contain a description of our ability and the terms and conditions under which we may modify the rights and interests of the holders of any series of debt securities without the consent of such holders.

The prospectus supplement will contain a description of the method by which we and the applicable trustee, with the consent of the holders of outstanding debt securities, may add any provisions to, or change in any manner or eliminate any of the provisions of, the applicable indenture or modify in any manner the rights of the holders of those debt securities. The prospectus supplement also will describe the circumstances under which we may not exercise this right without the consent of each holder that would be affected by such change.

We may not amend a supplemental indenture relating to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each potentially adversely affected holder of subordinated and senior indebtedness then outstanding.

DESCRIPTION OF COMMON STOCK

General

We are authorized to issue 15,000,000 shares of our common stock, par value $0.05 per share, of which approximately 8,734,657 shares were issued and outstanding as of October 31, 2009. This description of our common stock is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Holders of common stock are entitled:

•	to cast one vote for each share held of record for the election of directors and one vote on all other matters submitted to a vote of the stockholders;

•

subject to the rights of any holders of preferred stock that may be issued in the future, to receive, on a pro rata basis, dividends and distributions, if any, that our board of directors may declare out of legally available funds; and

•

upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock is not subject to future calls or assessments by us.

The outstanding shares of common stock are, and the shares of common stock which may be issued by us in connection with an offering under this registration statement will be duly authorized, validly issued, fully paid and non-assessable.

As of November 13, 2009, there were 242 holders of record of our common stock.

Anti-Takeover Effect of Our Charter and Bylaw Provisions and Delaware Corporate Law

Our certificate of incorporation and bylaws and the Delaware corporate law contain provisions that could make it more difficult to complete an acquisition of us by means of a tender offer, a proxy contest or otherwise.

Authorized but Unissued Shares. The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without our stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

The application of Section 203 may make it difficult and expensive for a third party to pursue a takeover attempt we do not approve even if a change in control would be beneficial to the interests of our stockholders.

Limitation of Liability and Indemnification

Our certificate of incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit. In addition, our bylaws provide that we shall indemnify to the fullest extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding by reason of the fact that he, his testator or intestate is or was one of our directors or officers, or serves or served any other corporation at our request.

Further, our bylaws provide that the indemnification of our directors and officers provided thereby shall apply to acts and transactions occurring prior to and after the adoption of the bylaws and shall not be deemed exclusive of any other rights to which those seeking indemnification are entitled under any statute, certificate or articles of incorporation, by-laws, agreement, vote of stockholders or directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

NASDAQ Global Market Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “TRCR.”

DESCRIPTION OF PREFERRED STOCK

General

We are authorized to issue 2,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, no shares of Preferred Stock are issued or outstanding. Previously issued shares were designated as Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. Those shares, which are no longer outstanding, are now subject to reissuance, but not as part of the previous series. Subject to limitations prescribed by Delaware law and our certificate of incorporation and bylaws, the Board of Directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of our board of directors or a duly authorized committee thereof. The preferred stock will, when issued, be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

The prospectus supplement relating to the series of preferred stock offered thereby will describe the specific terms of such securities, including:

•	the distinctive serial designation of such series of Preferred Stock which shall distinguish it from other series of Preferred Stock;

•	the number of shares of such Preferred Stock offered in such series;

•

the dividend rate (or method of determining such rate) payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

•

whether dividends on the shares of such series shall be cumulative and, if so, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

•

the amount or amounts, if any, which shall be payable out of the assets of the corporation to the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payments of the shares of such series;

•

the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Company or at the option of the holder or holders thereof or upon the happening of a specified event or events;

•

the obligations, if any, of the Company to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Company or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of capital stock of the Company or other securities or property of the Company or any other entity, and the price or prices (in cash, securities or other property or a combination thereof) or rate or rates of exchange or conversion and any adjustments applicable thereto;

•

whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights, which may provide, among other things and subject to other provisions of the Company’s certificate of incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be composed solely of such series or of such series and one or more other series or classes of capital stock of the Company) and that all shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series of separate class are voted on such matter; and any other related rights, preferences and limitations of the shares of the series not inconsistent with the foregoing or with applicable law.

Rights with respect to a series of our preferred stock may be greater than those attached to our common stock or other series of our preferred stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock.

The statements above describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our certificate of incorporation, including any applicable certificate of designations, our bylaws and the DGCL.

Transfer Agent

The registrar and transfer agent for a particular series of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may offer by means of this prospectus warrants for the purchase of our debt securities, preferred stock or Common Stock. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified therein. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title and issuer of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currencies in which the price or prices of such warrants may be payable;

•	the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of material U.S. federal income tax considerations;

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants;

•	amount of warrants or rights outstanding; and

•	provisions for changes to or adjustments in exercise price.

CERTAIN PROVISIONS OF DELAWARE LAW OUR CERTIFICATE OF INCORPORATION AND BYLAWS

The following paragraphs summarize certain provisions of the DGCL, and our certificate of incorporation and bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to our certificate of incorporation and bylaws, copies of which are on file with the Commission as exhibits to documents previously filed by us. See “Where You Can Find More Information” and “Information Incorporated By Reference.”

Our certificate of incorporation limits our directors’ liability to Transcend and our stockholders to the fullest extent permitted by the DGCL. The inclusion of this provision in our certificate of incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care.

Our bylaws provide that special meetings of stockholders may be called at any time by the Chairman of our board of directors, our chief executive officer, president, secretary, our board of directors or by any stockholder pursuant to the written request of the holders of not less than one-tenth of the total vote entitled to be cast at a stockholder meeting.

VALIDITY OF THE SECURITIES

The validity of the securities offered by means of this prospectus will be passed upon for us by Womble Carlyle Sandridge & Rice, PLLC.

EXPERTS

The consolidated balance sheet of Transcend Services, Inc., a Delaware corporation, as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2008, filed with the Commission on Form 10-K for the year ended December 31, 2008, have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of Transcend Services, Inc. as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007, filed with the Commission on Form 10-K for the year ended December 31, 2008, have been audited by Habif, Arogeti & Wynne, LLP, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of Transcend Services, Inc. as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2006, filed with the Commission on Form 10-K for the year ended December 31, 2008, have been audited by Miller Ray Houser & Stewart LLP, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and are required to file annual, quarterly and other reports, proxy statements and other information with the Commission. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the Commission in Washington, D.C., 100 F Street N.E., Washington, D.C. 20549. Copies of such materials can be obtained from the Commission’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the Commission at (800) SEC-0330. Additionally, the Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and various other information about us. Our common stock is listed and traded on the NASDAQ Global Market. You may inspect the information we file with the SEC at the NASDAQ’s offices. For further information on obtaining copies of our public filings at the NASDAQ Global Market, you should call (212) 401-8700. Information about us is also available at our website at www.transcendservices.com. However, the information on our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding the securities and us, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s website.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to incorporate by reference information that we file with the Commission, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents, as well as any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act but prior to the termination of any offering of securities made by this prospectus:

•

Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 11, 2009 (including the portions of our Proxy Statement on Schedule 14A, filed on April 6, 2009, incorporated by reference therein), as amended by our Annual Report on Form 10-K/A filed on November 5, 2009;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, filed on May 11, 2009 (as amended by our Quarterly Report on Form 10-Q/A filed on November 5, 2009);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 3, 2009 (as amended by our Quarterly Report on Form 10-Q/A filed on November 5, 2009);

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 9, 2009 (as amended by our Quarterly Report on Form 10-Q/A filed on November 19, 2009);

•

Our Current Reports on Form 8-K filed on January 2, 2009, January 7, 2009, March 27, 2009, April 6, 2009, August 17, 2009, August 28, 2009 (as amended by our Current Report on Form 8-K/A filed on November 6, 2009), September 3, 2009, and September 17, 2009; and

•	The description of our Common Stock contained in our registration statement on Form 8-A filed with the Commission on January 8, 1990, pursuant to the Securities Exchange Act of 1934.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents that are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to:

Transcend Services, Inc.

Attention: Jane Moles

One Glenlake Parkway

Suite 1325

Atlanta, Georgia 30328

Telephone: (678) 808-0600

See the section of this prospectus entitled “Where You Can Find More Information” for information concerning how to read and obtain copies of materials that we file with the Commission. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

2,220,000 Shares

Transcend Services, Inc.

Common Stock

Sole Book-Running Manager

Lazard Capital Markets

Co-Lead Manager

William Blair & Company